Exhibit 10.16

EXECUTION VERSION

NBC TRUST NO. 1996A,

Landlord

and

NBC UNIVERSAL, INC.,

Tenant

SECOND AMENDED AND RESTATED NBC LEASE AGREEMENT

Dated as of January 27, 2011

Certain space at 30 Rockefeller Plaza

Certain space at 1250 Avenue of the Americas

Certain space at Studio-RCA West Building

New York, New York

i

TABLE OF CONTENTS (continued)

EXHIBITS AND SCHEDULES

Schedule 1 – BASE RENT

Schedule 2 – LANDLORD’S WIRING INSTRUCTIONS

Schedule 3 – NBC SYSTEMS

Schedule 4 – ROOFTOP INSTALLATIONS

Schedule 5 – TENANT ELEVATORS

Schedule 6 – APPROVED CONTRACTORS

Exhibit A – UNIT OWNERS AGREEMENT

Exhibit B – FLOOR PLAN(S) OF PREMISES

Exhibit C – THE LAND

Exhibit D – EXCLUSIVE CONNECTIVITY AND INFRASTRUCTURE LOCATIONS

Exhibit E – FORM OF CONDOMINIUM BOARD SNDA

Exhibit F – FORM OF SUPERIOR LANDLORD SNDA

Exhibit G – FORM OF MORTGAGEE SNDA

Exhibit H – FORM OF SUBTENANT SNDA

Exhibit I – HAZARDOUS MATERIALS

Exhibit J – ULTRAHAZARDOUS MATERIALS

Exhibit K – MUPPET CLOSET

Exhibit L – SECURE AREAS

Exhibit M – MEMORANDUM OF SUBLEASE

EXHIBITS AND SCHEDULES

ADA	2
Additional Rent	12
Appraiser	77
Approved Contractors	42
Arbitrators	77
Base Rent	11
Board	22
Building	10
Buildings	10
Business Day	2
Commencement Date	11
Competitor	27
Condominium	2
Condominium Documents	2
Condominium Parties	3
Date of Taking	59
DCR	3
Declaration	3
Deficiency	65
Dispute Notice	77
East Building	3
East Building Space	3, 10
Emergency	3
Event of Default	63
Exclusive Connectivity and Infrastructure Locations	3
Exercise Notice	75
Existing Lease	1
Expiration Date	11
Fair Market Rent	3
Fire Stairs	51
First Renewal Option	76
First Renewal Term	76
GAAP	3
GE	4
GECC	4
Hazardous Substance	4
HVAC	49
IDA	4
Indemnitee	56
Indemnitor	56
Initial Term	11
Institutional Lender	4
Insured Parties	39
Land	10
Landlord	1, 5

INDEX OF DEFINED TERMS (continued)

Page
Landlord Access Provisions	5
Landlord Affiliate	5
Landlord and Tenant Arbitrators	77
Landlord Demised Units	5
Landlord Owners	24
Landlord Units	5
Landlord’s Fair Market Rent Notice	77
Lease	1
Lease Year	5
Leasehold Mortgage	5
Legal Requirements	5
LPC	45
Master Agreement	6
Material Change	6
Notice	67
Notices	67
Offered Units	78
Original Lease	1
Overlease	1
Parties	55
Permitted Tenant Parties	6
PILOT Agreement	7
PILOT Payments	18
Premises	10
Production Critical Operations	45
Production Transfer	26
Profits	33
Property	10
RCP	1
RCPI	7
REA	7
Recapture Lease Termination Notice	29
Recapture Notice Date	29
Recapture Procedure	28
Recapture Space	28
Recapture Termination	29
Recapture Transfer	28
Renewal Option	76
Renewal Premises	76
Renewal Term	76
Rent	7
ROFO Notice	78
ROFO Offer	78
ROFO Purchase Date	80

v

INDEX OF DEFINED TERMS (continued)

Page
ROFO Purchase Price	78
Second Renewal Option	76
Second Renewal Term	76
Secure Areas	52
Specialty Alterations	47
Studio Building	7
Studio Building Space	7, 10
Subtenant SNDA	33
Superior Lease	7
Superior Lessor	7
Superior Mortgage	7
Superior Mortgagee	7
Tax Expenses	18
Taxes	17
Tenant	1, 8
Tenant Affiliate	8
Tenant Areas	8
Tenant Competitor	15
Tenant Elevators	25
Tenant Proposed Transfer Date	29
Tenant Proposed Transfer Terms	29
Tenant’s Property	46
Tenant’s Share	9
Term	11
Third Party Arbitrator	77
Third Party Contract	79
Third Party Price	79
Transaction Expenses	34
Transfer Notice	28
Ultrahazardous Materials	37
Unit Owners Agreement	9
Units	9
West Building	9
West Building Space	9, 10

This SECOND AMENDED AND RESTATED NBC LEASE AGREEMENT, dated as of January 27, 2011 (the “Commencement Date”) (together with all Exhibits and Schedules attached hereto and made a part hereof, and as may be amended, modified, extended or otherwise modified from time to time, this “Lease”), between NBC TRUST NO. 1966A, a Delaware statutory business trust, c/o General Electric Capital Corporation, 901 Main Avenue, Norwalk, Connecticut 06851 (together with its successors and assigns, “Landlord”) and NBC UNIVERSAL, INC. (f/k/a National Broadcasting Company, Inc.), a Delaware corporation, having an office at 30 Rockefeller Plaza, New York, New York 10112 (together with its successors and permitted assigns, “Tenant”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain Overlease Agreement, dated as of December 1, 1988, between the IDA (as defined herein), as landlord, and Rockefeller Center Properties (“RCP”), as tenant, the IDA leased, inter alia, substantially all of the Premises (as defined herein) to RCP (as amended, supplemented, extended or otherwise modified from time to time, the “Overlease”);

WHEREAS, pursuant to that certain Assignment and Assumption of Lease, dated as of July 17, 1996, RCP assigned all of its interest as tenant under the Overlease to Landlord, and Landlord became the tenant under the Overlease;

WHEREAS, pursuant to that certain Deed dated as of July 17, 1996, and recorded on July 22, 1996 in Reel 2347, page 678 made by RCP Associates, Landlord acquired the entire reversionary interest in the Landlord Demised Units (as defined herein) (the “Reversionary Interest”);

WHEREAS, pursuant to that certain NBC Lease, dated as of July 17, 1996, between Landlord, as landlord, and Tenant, as tenant, Landlord subleased, inter alia, substantially all of the Premises to Tenant (as amended, supplemented, extended or otherwise modified from time to time, the “Original Lease”);

WHEREAS, the Original Lease was amended and restated in its entirety pursuant to that certain Amended and Restated NBC Lease Agreement, dated as of October 21, 1996, between Landlord, as landlord and Tenant, as tenant (as amended, supplemented, extended or otherwise modified from time to time, the “Existing Lease”);

WHEREAS, pursuant to that certain Amended and Restated Lease Agreement (30 Rockefeller-NBC-IDA), dated as of May 1, 2004, between Tenant, as landlord, and the IDA, as tenant, Tenant sub-subleased, inter alia, substantially all of the Premises to the IDA (as amended, supplemented, extended or otherwise modified from time to time, the “NBC-IDA Lease”);

WHEREAS, pursuant to that certain Second Amended and Restated Facilities Lease Agreement, dated as of May 1, 2004, between the IDA, as landlord, and Tenant, as tenant, the IDA sub-sub-subleased, inter alia, substantially all of the Premises to Tenant (as amended, supplemented, extended or otherwise modified from time to time, the “Facilities Lease”);

WHEREAS, Landlord and Tenant desire to amend and restate the Existing Lease in its entirety, on the terms and conditions set forth herein; and

WHEREAS, upon the execution and delivery of this Lease, any references in the NBC-IDA Lease and the Facilities Lease to the Original Lease, Existing Lease, or the “NBC Prime Lease (30 Rockefeller)”, or similar reference, shall be deemed to be a reference to this Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

RESTATEMENT; DEFINITIONS, DEMISE AND RENT

1.1 Landlord and Tenant hereby agree that, as of the Commencement Date (as defined herein), this Lease shall amend and restate the Existing Lease in its entirety. As of the Commencement Date, all of the terms and conditions of the Existing Lease shall automatically be deemed to be amended and restated by the terms and conditions hereof.

1.2 The following terms, whenever used in this Lease, shall have the meanings indicated:

(a) The words “as currently used by Tenant” “to the extent currently used by Tenant” and words of similar import shall mean that Tenant can continue to use the Premises in substantially the same manner it has historically used the Premises provided that such use is not in violation of any Legal Requirement or Insurance Requirement and is otherwise in compliance with the Condominium Documents.

(b) The term “ADA” shall mean the Americans with Disabilities Act of 1990, as amended.

(c) The term “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed.

(d) The term “Condominium” shall mean The Rockefeller Center Tower Condominium, a condominium association formed and existing under the laws of the State of New York.

(e) The term “Condominium Documents” shall mean (i) the Declaration, (ii) the Unit Owners Agreement, (iii) the REA, (iv) the DCR, and (v) any and all other documents related thereto, provided such documents have been delivered to Tenant and/or recorded in the applicable public records.

(f) The term “Condominium Parties” shall mean the parties to the Condominium Documents and such parties’ successors and assigns.

(g) The term “DCR” shall mean that certain Declaration of Covenants and Restrictions, dated as of July 17, 1996, by and between RCPI and Tenant, as the same may be amended, modified or supplemented from time to time.

(h) The term “Declaration” shall mean that certain Amended and Restated Declaration Establishing a Plan for Condominium Ownership, dated as of July 17, 1996, by and among RCPI, Landlord and the IDA, together with the By-Laws and Rules and Regulations of the Condominium attached thereto, as the same may be amended, modified or supplemented from time to time creating the Condominium regime.

(i) The term “East Building” shall mean that building located at 30 Rockefeller Plaza, New York, New York 10112.

(j) The term “East Building Space” shall have the meaning set forth in Section 1.3 of this Lease

(k) The term “Emergency” shall mean any situation where the applicable party, in its reasonable judgment, concludes that a particular action (including, without limitation, the expenditure of funds) is immediately necessary (i) to avoid imminent material damage to all or any portion of any of the Buildings or Premises, (ii) to protect any person from imminent harm, or (iii) to avoid the imminent suspension of any necessary material service in or to any of the Buildings or the Premises, the failure of which service would have a material adverse effect on any of the Buildings, other occupants thereof, the Premises, or Production Critical Operations conducted therein.

(l) The term “Exclusive Connectivity and Infrastructure Locations” shall have the meaning set forth in Section 1.3(b) of this Lease. Exclusive Connectivity and Infrastructure Locations shall include, without limitation, those rights granted to Tenant under the Unit Owners Agreement, including under Article 4 thereof, with respect thereto.

(m) The term “Fair Market Rent” shall mean the fair market annual net base rental value of the Premises as of the date on which a Renewal Term would commence for a term equal to a Renewal Term for comparable space in comparable buildings in New York City, adjusted to take into account all other relevant factors, including, without limitation, all rights and obligations of Tenant hereunder (including without limitation, Tenant’s Rent obligations under Section 1.4(b) – (e) of this Lease) and the fact that the Premises are part of the Center.

(n) The term “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial determination.

(o) The term “GE” shall mean General Electric Company, a New York corporation, together with its successors and assigns.

(p) The term “GECC” shall mean General Electric Capital Corporation, a Delaware corporation, together with its successors and assigns.

(q) The term “Hazardous Material” means any material or substance which is toxic, ignitable, reactive, or corrosive or which is regulated by “Environmental Laws,” and includes any and all material or substances which may be defined from time to time as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Material” includes but is not restricted to asbestos, polychlorinated biphenyls (“PCBs”) and petroleum products. The term “Environmental Laws” means federal, state and local laws and regulations, judgments, orders and permits enacted or issued from time to time governing the protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j

(r) The term “IDA” shall mean New York City Industrial Development Agency, a corporate governmental agency constituting a body politic and a public benefit corporation of the State of New York, and any successor thereto with respect to its interest in the Premises.

(s) The term “Institutional Lender” shall mean (i) a savings bank, a savings and loan association, a bank or trust company, investment bank, an insurance company or an educational or eleemosynary institution; (ii) a federal, state, municipal, teachers, or other public employees’ welfare, pension or retirement trust, fund or system; (iii) any other employees, welfare, pension, endowment or retirement trust, fund or system having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity; (iv) any real estate investment or mortgage trust having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity; (v) Fannie Mae, Freddie Mac, any Federal Home Loan Bank, or any other similar entity acting under federal or state law; (vi) General Electric Capital Corporation or any other Affiliate of a “Fortune 500” company which is actively engaged in the real estate finance business and having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity; (vii) a publicly held company which is actively engaged in the real estate finance business and having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity; (viii) any federal, state or municipal agency or public benefit corporation or public authority advancing or insuring mortgage loans or making payments which, in any manner, assist in the financing, development, operation and maintenance of improvements and having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity; or (ix) any corporation, organization or other entity not referred to in the foregoing provisions of this sentence, and which is subject to supervision and regulation by the insurance or banking department of any of the United States, the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Labor of the United States, the Federal Home Loan Bank Board, the Insurance Department or the Banking Department or the Comptroller of the State of New York, the Board of Regents of the University of the State of New York, the Comptroller of New York City or the Federal Savings and Loan Insurance Corporation or by any successor hereafter exercising similar functions, having assets of at least $3,000,000,000 or $250,000,000 in shareholder equity. Tenant may at any time request Landlord to confirm whether Landlord agrees that any particular Person(s) identified by Tenant in Tenant’s request is/are Institutional Lender(s). Landlord shall respond promptly to any such request.

(t) The term “Landlord” shall mean only the owner(s) at the time in question of the reversionary interest in the fee estate comprising the Premises and landlord’s interest in the leasehold estate created by this Lease, so that in the event of any transfer or transfers of title to such reversionary interest, together with Landlord’s interest in this Lease, whether by sale or assignment of a Landlord Demised Unit, the transferor shall be relieved and freed of all obligations of Landlord under this Lease accruing from and after the date of transfer, except as provided in Section 5.6(f) of this Lease.

(u) The term “Landlord Access Provisions” shall have the meaning set forth in Section 15.3 of this Lease.

(v) The term “Landlord Affiliate” shall mean any corporation or other business entity which Controls, is Controlled by, or is under common Control with either of GE or GECC.

(w) The term “Landlord Demised Units” shall mean the Landlord Units in which the Premises are located.

(x) The term “Landlord Units” shall mean, collectively, those Units (or portions thereof) owned by Landlord in fee and those Units in which the reversionary interest is owned by Landlord.

(y) The term “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date and ending on the day preceding the date that is the first anniversary of the Commencement Date, and each subsequent twelve month period thereafter during the Term; provided, however, that if the Term expires on a day other than the final day of a Lease Year, then the final Lease Year shall include only those days between the final day of the preceding Lease Year and the final day of the Term.

(z) The term “Leasehold Mortgage” shall mean any mortgage, deed of trust, collateral assignment or other lien (as modified from time to time) made in accordance with the terms hereof and encumbering Tenant’s interest in this Lease and the leasehold estate created thereby.

(aa) The term “Legal Requirements” shall mean laws and ordinances of federal, state, city, town, county and borough governments having jurisdiction over the Premises, the Property (as defined herein) and/or the condominium regime pursuant to which ownership of the Landlord Units is held, Landlord, any Permitted Tenant Party and/or Tenant, as applicable, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Premises, the Property, and/or the condominium regime pursuant to which ownership of the Landlord Units is held, Landlord, any Permitted Tenant Party and/or Tenant, as applicable, and the directions of any public officers having jurisdiction over the Premises, the Property, and/or the condominium regime pursuant to which ownership of the Landlord Units is held, Landlord, any Permitted Tenant Party and/or Tenant, as applicable, pursuant to law, whether now or hereafter in force, including, without limitation, (i) all laws governing environmental conditions and (ii) the ADA.

(bb) The term “Master Agreement” shall mean that certain Master Agreement dated as of December 3, 2009, by and among GE, Tenant, Comcast Corporation and Navy, LLC, as the same may be amended, modified or supplemented from time to time.

(cc) The term “Material Change” or “Material Changes” shall mean a Change (as defined in the Unit Owners Agreement) or Changes which (i) are structural, (ii) will affect Changes to, or materially and adversely interfere with the use of, portions of any of the Buildings outside of the Premises or the Exclusive Connectivity and Infrastructure Locations, (iii) will involve connections to or modifications to Building Systems serving portions of any of the Buildings (other than those serving only the Premises), or otherwise materially and adversely affect any space in the Property outside of the Premises and the Exclusive Connectivity and Infrastructure Locations, or (iv) any Change which costs in excess of $10,000,000. The term “structural” as used above shall have the meaning ascribed to it in Section 6.01 of the Unit Owners Agreement.

(dd) The term “Permitted Tenant Parties” or “Permitted Tenant Parties” shall mean licensees and invitees of Tenant at the Premises, to the extent they are leasing studio space within the Premises and/or providing services with respect to Tenant’s businesses and operations at the Premises, consistent with Tenant’s use of the Premises as of the date hereof, including, without limitation, (i) parties using Tenant’s production studios, stages, production offices and related production spaces and services, (ii) co-producers of productions of Tenant or any Tenant Affiliates, (iii) independent contractors and vendors of Tenant, and (iv) any third parties performing similar services to those described in items (i)-(iv); provided, however, that no Landlord Competitor shall be a Permitted Tenant Party and all rights and benefits granted to any Permitted Tenant Parties hereunder shall be limited solely to the extent necessary for any Permitted Tenant Party to perform any of the activities described above; provided, further, that each Permitted Tenant Party which leases a studio for production purposes, may in connection with such production activities occupy up to one floor of office space within the Premises while it is actively engaged in production activities at such studio, and Permitted Tenant Parties which are not leasing studio production space shall also be permitted to occupy space in the Premises; provided further that the aggregate amount of space in the Premises which may be occupied by all Permitted Tenant Parties, at any point in time, may not be more than 400,000 square feet.

(ee) The term “PILOT Agreement” shall mean that certain PILOT Agreement dated as of December 1, 1988 by and among the IDA, Tenant, and The Bank of New York, as PILOT Depository and successor in interest to United States Trust Company of New York, as successor in interest Freedom National Bank of New York, as amended by the First through Tenth Amendments to Pilot Agreement by and among the IDA, Tenant and PILOT Depository, and as the same may be further amended, modified or supplemented from time to time.

(ff) The term “RCPI” shall mean RCPI Landmark Properties, L.L.C., a Delaware limited liability company, successor to RCPI Trust, a Delaware business trust, together with its successors and assigns.

(gg) The term “REA” shall mean that certain Operation, Maintenance and Reciprocal Easement Agreement, dated as of July 17, 1996, by and among RCPI, Landlord, Tenant, the Condominium, RCP Associates and the IDA, as the same may be amended, modified or supplemented from time to time.

(hh) The term “Rent” shall mean Base Rent, Additional Rent and all other sums payable by Tenant hereunder.

(ii) The term “Studio Building” shall mean that building located at 49 West 49th Street (with an alternate entrance on 50 West 50th Street), New York, New York 10112.

(jj) The term “Studio Building Space” shall have the meaning set forth in Section 1.3 of this Lease.

(kk) The term “Superior Lease” shall mean any ground or underlying lease of the fee estate underlying the Premises, Landlord’s interest in any Landlord Demised Units or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

(ll) The term “Superior Lessor” shall mean the lessor under a Superior Lease.

(mm) The term “Superior Mortgage” shall mean any mortgage, trust indenture or other financing document which may now or hereafter affect the fee estate underlying the Premises, Landlord’s interest in any Landlord Demised Units (or any part thereof) or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

(nn) The term “Superior Mortgagee” shall mean the holder of a Superior Mortgage.

(oo) The term “Tenant” shall mean the original Tenant herein or any permitted assignee or other successor in interest (immediate or remote) of the original Tenant herein named that at the time in question is the owner of Tenant’s interest in this Lease.

(pp) The term “Tenant Affiliate” shall mean (i) any corporation or other business entity which Controls, is Controlled by, or is under common Control with Tenant or (ii) any entity to which Tenant is sold, or merges into, or which otherwise acquires all or substantially all of Tenant’s assets, consistent with the provisions of Section 7.02(h)(i) of the Unit Owners Agreement.

(qq) The term “Tenant Areas” shall mean the Premises, common areas of the Buildings that Tenant is entitled to use or access pursuant to the terms of this Lease or the Condominium Documents, Exclusive Connectivity and Infrastructure Locations, and any other portion of the Buildings or Property that Tenant is entitled to use or access pursuant to the terms of this Lease or the Condominium Documents.

(rr) The term “Tenant Competitor” shall mean any Person that is engaged in any of the following and has annual revenue primarily derived from the activities described below in excess of $100,000,000:

(i) producing or creating video content for any medium or Distribution Platform;

(ii) packaging or marketing video content for distribution on any medium or Distribution Platform, including without limitation, individual pieces of content, a collection of video on demand, streaming or pay-per-view content, or as a linear channel;

(iii) owning, managing or operating a Distribution Platform;

(iv) owning, managing or operating, or licensing intellectual property to, theme parks;

(v) owning, managing or operating an online portal; or

(vi) providing telephony services, including without limitation, facilities-based or wireless services that rely on another Person’s facilities based delivery system.

For the purposes of the definition of “Tenant Competitor,” the following terms shall have the following meanings:

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Distribution Platform” means any technology, protocols, distribution methods or other assets used to distribute video content on any medium, including without limitation, distribution via cable television, wireless systems, satellite, broadband, cinema, and over-the-air broadcast.

(ss) The term “Tenant’s Share” shall mean with respect to a particular expense incurred or allocated under the Condominium Documents, a fraction (i) the numerator of which is the then square footage of the Premises and (ii) the denominator of which is the square footage of all portions of the Buildings owned by Landlord and all Landlord Affiliates and whose space in the Buildings, together with the Premises, are covered in a single aggregate invoice for such expense.

(tt) The term “Units” means the units in the Condominium.

(uu) The term “Unit Owners Agreement” shall mean that certain Unit Owners Agreement, dated as of July 17, 1996, by and among RCPI, Landlord, National Broadcasting Company, Inc., GE and the Condominium, as the same may be amended, modified or supplemented from time to time, a copy of which is attached hereto as Exhibit A.

(vv) The term “West Building” shall mean that building located at 1250 Avenue of the Americas, New York, New York 10112.

(ww) The term “West Building Space” shall have the meaning set forth in Section 1.3 of this Lease

The words “Tenant indemnifies Landlord against liability,” “Tenant shall indemnify Landlord against liability,” “Landlord indemnifies Tenant against liability” or “Landlord shall indemnify Tenant against liability” and words of similar import shall mean that the indemnifying party agrees to indemnify, hold and save harmless the indemnified party, each Superior Lessor and Superior Mortgagee (where Landlord is the indemnified party), and their respective partners, directors, officers, agents and employees from and against all loss, cost, liability, claim, damage, fine, penalty and expense, including reasonable attorneys’ fees and disbursements (whether incurred in resisting and defending any action or proceeding or incurred in enforcing the indemnification rights of the indemnified party against the indemnifying party), and that in case any action or proceeding is brought against the indemnified party or any indemnified person, the indemnifying party shall resist and defend such action or proceeding by attorneys reasonably satisfactory to the indemnified party. The indemnified party shall notify the indemnifying party promptly of any claim for which indemnification may be sought, and will cooperate with the indemnifying party and its insurers in the defense of any such claim. The indemnifying party shall pay to the indemnified party upon rendition of bills or statements therefor, an amount equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses (i) incurred by the indemnified party or any other indemnified person and (ii) for which the indemnifying party has indemnified the indemnified party or any other indemnified person, but the indemnified party shall in no event settle any third party claim without the prior written consent of the indemnifying party (not to be unreasonably withheld).

All capital terms used herein and not otherwise defined above or elsewhere in this Lease shall have the meaning ascribed to such term in the Unit Owners Agreement.

The word “including” means “including, without limitation” in all instances throughout this Lease, and the words “herein”, “hereof” and “hereunder” and other words of similar import shall refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

1.3 (a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, during the Term and upon and subject to all of the terms and conditions of this Lease, (i) certain portions of the East Building within the Landlord Units (such portions, the “East Building Space”); (ii) the entire West Building within the Landlord Units (the “West Building Space”); and (iii) the entire Studio Building within the Landlord Units (the “Studio Building Space”), including any lobby, basement and subbasement space, in the East Building, West Building and Studio Building (each, a “Building”, and collectively, the “Buildings”), in each case substantially as shown on the floor plans attached hereto as Exhibit B (collectively, the “Premises”). The Buildings and the land described in Exhibit C attached hereto (the “Land”) are collectively called the “Property.”

(b) The parties agree that for all purposes of this Lease, the East Building Space shall be deemed to have a total rentable area of 755,602 square feet, the West Building Space shall be deemed to have a total rentable area of 475,110 square feet and the Studio Building Space shall be deemed to have a total rentable area of 187,065 square feet. Landlord additionally grants to Tenant, Tenant’s permitted subtenants and assignees, during the Term, to the extent Landlord has such rights (a) the right to use, on a non-exclusive basis and in common with other tenants and occupants of the Buildings and at all times subject to, and to the extent permitted by, the

Condominium Documents as currently used by Tenant, (i) all easements and rights appurtenant to the Property, (ii) all portions of the Property designated for the common use of tenants and occupants of the Buildings occupied by Tenant, and (iii) to the extent currently used by Tenant in the Premises, risers and other similar facilities on the Property (such as utility lines, pipes and conduits) necessary for Tenant’s use and occupancy of the Premises; (b) the right, subject to the Condominium Documents, to use the Building Roofs in accordance with Section 10.01 of the Unit Owners Agreement; and (c) the continued exclusive rights to use as currently used by Tenant and subject to the Condominium Documents (i) risers, pipes, conduits, shafts, utility lines, ducts, feeders and other connectivity and locations within the Property providing connectivity between various portions of the Premises and connectivity from and to the Premises and (ii) locations on the Property used for mechanical, electrical, plumbing, HVAC, life safety and other building systems and infrastructure serving the Premises from time to time as shown on Exhibit D attached hereto ((i) and (ii) collectively, “Exclusive Connectivity and Infrastructure Locations”). The foregoing shall not limit Tenant’s right to use other portions of the Buildings or Property (outside the Premises) pursuant to current or future agreements with applicable Condominium Parties or other parties that have the right to grant such rights. Notwithstanding the foregoing, except as specifically provided herein, any use by Tenant of such areas outside of the Premises shall not be governed by the provisions of this Lease, but by the applicable documents which provide Tenant with the rights to use such space outside of the Premises.

(c) Tenant is currently in occupancy of the Premises. The term of this Lease as may be extended pursuant to Article 32 (“Term”) shall commence on the Commencement Date and shall end at 11:59 p.m. on the date that is the date immediately preceding the tenth anniversary of the Commencement Date (such date, as may be extended as provided herein, the “Expiration Date”), or on such earlier date upon which this Lease shall sooner terminate for any reason. The payment of Rent pursuant to Section 1.4 of this Lease by Tenant shall commence on February 1, 2011 (the “Rent Commencement Date”). From the Commencement Date until the Rent Commencement Date, Tenant shall continue to pay any rents due Landlord under the Existing Lease in accordance with the terms thereof. The period commencing on the Commencement Date through and including the date that is immediately preceding the tenth anniversary of the Commencement Date shall be referred to herein as the “Initial Term.” Landlord shall have been deemed to have tendered possession of the Premises to Tenant, and Tenant shall be deemed to have accepted possession of the Premises, on the Commencement Date.

1.4 Commencing on the Commencement Date, and subject to the terms of this Section 1.4, Tenant shall pay Landlord the following rents:

(a) Base Rent (“Base Rent”) as set forth on Schedule 1 attached hereto, which Base Rent shall be payable in equal monthly installments in advance on the Commencement Date and on the first day of each and every calendar month thereafter during the Term;

(b) all Building Expenses and Reimbursable Costs applicable to the Premises due by Tenant pursuant to Section 4.07 of, or otherwise required under, the Unit Owners Agreement or the other Condominium Documents, in each case without duplication and, to the extent not paid directly by Tenant to third parties pursuant to the Condominium Documents; provided that, except as provided below, no such costs are for capital expenditures with a useful life determined in accordance with GAAP of greater than the then remaining Term (including any Renewal Term which Tenant has elected to add to the Term). If any costs due by Tenant are for capital expenditures for improvements with a useful life determined in accordance with GAAP of greater than the then remaining Term (including any Renewal Term which Tenant has elected to add to the Term), then Tenant shall have the option of either (a) paying Landlord, as Additional Rent (as defined herein), its pro rata share of such expenditure at the time of such expenditure, based on the length of the then remaining Term (including any renewal term which Tenant has elected to add to the Term) as compared to the useful life of the improvement, determined in accordance with GAAP, or (b) paying to Landlord the annual amortized cost of the GAAP useful life of such improvement for the Term of this Lease (including any Renewal Term which Tenant has elected to add to the Term), plus interest at a market interest rate for an investment grade entity, such amount to be paid to Landlord in monthly installments as Additional Rent for the remainder of the Term (including any renewal term which Tenant has elected to add to the Term). Both Tenant and Landlord shall indemnify each other from any costs incurred under Section 4.09(c) of the Unit Owners Agreement by reason of such party’s failure to pay Building Expenses and Reimbursable Costs, as and when due under the Unit Owners Agreement or hereunder, as applicable, to the extent such indemnifying party was required to pay the same under this Lease;

(c) without duplication of all the amounts set forth in subclause (ii) above, all Shared Costs applicable to the Premises due by Tenant pursuant to the REA to the extent not paid directly by Tenant to third parties pursuant to the Condominium Documents;

(d) Tenant shall promptly pay the Management Fee due with respect to the Premises pursuant to Section 4.10 of the Unit Owners Agreement, to the extent not paid directly by Tenant to third parties pursuant to the Condominium Documents; and

(e) to the extent not otherwise covered in this Section 1.4, all other operating expenses including, but not limited to, common area maintenance charges, charges for Building Services and Taxes (as defined herein) and PILOT Payments (as provided in Article 4) relating to the Premises and all other costs and expenses of any nature allocated to, or charged to the occupant or owner of, the Premises under the Condominium Documents.

With respect to any expenses referred to in clauses (a) – (e) above which are not billed separately with respect to the Premises and are billed to Landlord and Landlord’s Affiliates as one number for their aggregate space in the Buildings, then Tenant shall be required to pay only Tenant’s Share of such expenses.

This Lease is intended to be a “triple net lease.” The amounts set forth in Section 1.4(b)-(e) required to be paid by Tenant under this Lease shall be additional rent hereunder, together with any and all other sums of money that become due from Tenant and payable to Landlord or third parties pursuant to the terms hereof, whether or not designated as such (“Additional Rent”), which Additional Rent, unless, required sooner or later by such third parties, shall be payable on the first day of each month with respect to those items of Additional Rent which are liquidated and payable monthly and within thirty (30) days following demand for the remaining items of Additional Rent, which demand shall be accompanied by reasonable back-up documentation substantiating the applicable demand, except as may be specifically provided otherwise in this Lease or the Condominium Documents. Except as otherwise provided in the Condominium Documents or otherwise agreed to by Landlord and Tenant, all Base Rent and Additional Rent shall be paid to Landlord in lawful money of the United States by wire transfer to the account designated by Landlord on Schedule 2 attached hereto. Notwithstanding the foregoing, Tenant may pay such portions of Additional Rent payable to third parties directly to such third parties. At the end of each Lease Year, Tenant shall submit to Landlord a list of all third party payables paid by Tenant during such Lease Year. Landlord may at any time and from time to time designate a different account for wire transfer upon thirty (30) days’ written notice to Tenant. For the avoidance of doubt, unless otherwise expressly provided herein (e.g., with respect to certain capital expenditures), Tenant shall be responsible for, and shall pay as Additional Rent, all expenses relating to the Premises, including, without limitation, all expenses allocable to the “NBC Units” which are part of the Premises under the Unit Owners Agreement or any of the other Condominium Documents, unless such expenses are incurred for areas outside of the Premises, in which case such expenses shall not be payable by Tenant to Landlord and shall be payable by Tenant pursuant to the Unit Owners Agreement or any of the other applicable Condominium Documents.

1.5 [Intentionally Omitted].

1.6 Tenant shall pay Base Rent and Additional Rent, without notice or demand unless expressly required hereunder, promptly when due hereunder and without any counterclaim, abatement, deduction or setoff for any reason. Landlord shall have the same remedies for default in payment of any Additional Rent as Landlord has for default in payment of Base Rent. If the Commencement Date or Expiration Date occurs on a day other than the first or last day of a calendar month, as the case may be, Base Rent and Additional Rent for the partial calendar month shall be appropriately adjusted.

1.7 No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Base Rent or Additional Rent shall be or be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be or be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease or at law or in equity.

1.8 If Tenant fails to make any payment of Base Rent or Additional Rent upon the due date, in addition to any other remedies available to Landlord hereunder at law or in equity, (i) such unpaid amount shall bear interest from the due date thereof at a rate (“Lease Interest Rate”) equal to the lesser of (a) the rate announced by JP Morgan Chase Bank, or its successor, from time to time as its prime or base rate (“Prime Rate”), plus three percent (3%), and (b) the maximum applicable rate allowed by law, calculated from the date such amount became due and payable to the date of receipt thereof by Landlord and (ii) Tenant shall pay to Landlord, in addition to such payment of Base Rent and/or Additional Rent and interest at the Lease Interest Rate thereon, a late payment fee equal to $50,000 for the second (2nd) late payment in any twelve (12) month period during the term of this Lease (the “Late Payment Fee”), which Late Payment Fee shall increase in increments of $50,000 for the third (3rd) and every subsequent late payment in such twelve (12) month period; provided, however, that (i) such Late Payment Fee shall reset to $50,000 at the end of each twelve (12) month period and (ii) no Late Payment Fee shall be payable by Tenant with respect to the first (1st) late payment in any twelve (12) month period, so that the first (1st) Late Payment Fee of $50,000 in any twelve (12) month period shall be triggered by the second (2nd) late payment of Base Rent and/or recurring Additional Rent. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s payment of Base Rent or Additional Rent is being made to or through a payment service operated by GE, GECC or an Affiliate of either, then the payment of such Rent shall be deemed to have been paid on the due date so long as such Base Rent or Additional Rent was remitted by Tenant to such GE payment system in sufficient time (as required by such GE payment system to make such payments to Landlord in a timely manner), and if such GE payment system thereafter does not make timely payment to Landlord such failure to make timely payment shall not be deemed a late payment made by Tenant.

1.9 If Tenant receives any refunded amounts from the Board as a result of an overpayment by Landlord (or Landlord’s tenants or licensees other than Tenant) of Building Expenses and/or Reimbursable Costs pursuant to Section 4.07(d) of the Unit Owners Agreement, then Tenant shall remit to Landlord promptly thereafter, as Additional Rent, Landlord’s ratable share of any such overpayment, if any. If Landlord has any claim or dispute against the Board in connection with Building Expenses and Reimbursable Costs, then to the extent Tenant’s participation in such dispute is required pursuant to the terms of the applicable Condominium Document, then Tenant agrees to act on Landlord’s behalf in such dispute, provided Landlord pays Tenant’s expenses and indemnifies Tenant in connection therewith. If Tenant has any claim or dispute against the Board in connection with Building Expenses and Reimbursable Costs, then to the extent Landlord’s participation in such dispute is required pursuant to the terms of the applicable Condominium Document, Landlord shall cooperate with Tenant and agrees to act on Tenant’s behalf in such dispute, provided Tenant pays Landlord’s expenses and indemnifies Landlord in connection therewith.

1.10 All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Base Rent, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

ARTICLE 2

USE, COMPLIANCE AND SIGNS

2.1 The Premises shall be used and occupied by Tenant (and its permitted subtenants and assignees) solely in accordance with Article 3 of the Unit Owners Agreement. Tenant shall also have the right to allow Permitted Tenant Parties to use and occupy the Premises as provided herein. Tenant shall cause such parties to comply with all terms and conditions of this Lease and shall be fully and primarily responsible for, and Landlord shall have all the same rights with respect to, all defaults under this Lease caused by any such parties to the same extent as if caused by Tenant.

2.2 If any governmental license or permit is required for the proper and lawful conduct of Tenant’s or any Permitted Tenant Party’s business in the Premises, Tenant, at its expense, shall procure and maintain such license or permit and submit the same to Landlord for inspection. Landlord agrees, at Tenant’s cost and expense, to reasonably cooperate with Tenant in Tenant’s efforts to procure any such license or permit. Tenant and/or such Permitted Tenant Party shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not use, or suffer or permit any person to use, the Premises, or any part thereof, in any manner which (a) violates the provisions of the Unit Owners Agreement or other Condominium Documents, (b) violates the certificate of occupancy for the Premises or for the Buildings or any other permit or license issued pursuant to any Legal Requirements of which Tenant is notified or otherwise aware of and relate to the Premises, (c) causes damage to the Buildings or the Landlord Units (excluding permitted Changes) (d) constitutes a violation of the Legal Requirements or Insurance Requirements pursuant to Article 8 or Article 9 of this Lease. Landlord shall not use, or suffer or permit any person to use (including Landlord’s licensees or tenants) the Property or any part thereof in any manner which violates the provisions of the Condominium Documents or constitutes a violation of the Legal Requirements or Insurance Requirements, so as to cause (other than to a de minimis extent) an adverse effect on Tenant’s use and occupancy of the Premises.

2.3 Notwithstanding Section 8.05 of the Unit Owners Agreement, Tenant shall not be entitled to change the name of the East Building or any other Buildings under any circumstances, except as specifically set forth below. Landlord or a Landlord Affiliate shall retain the sole right to maintain the name of the East Building or any other Buildings under such Section, such name to be “GE”, “General Electric Company”, or such other name as GE is then known by. Notwithstanding the foregoing, if Landlord or a Landlord Affiliate, as applicable, voluntarily elects not to so maintain the name of the East Building or any other Buildings, it shall notify Tenant of same and use its commercially best efforts to cooperate with Tenant, at Tenant’s sole cost and expense, to obtain such naming rights for the benefit of Tenant. In no event shall Tenant have the right to name any of the Buildings to the name of a Competitor. For the avoidance of doubt, if the Sign Period has expired and Landlord or a Landlord Affiliate is negotiating with the Condominium Board to retain the naming rights of the East Building or any other Buildings, then Tenant shall not be permitted to pursue such naming rights under any circumstance. For the avoidance of doubt, the Studio Building and the West

Building shall be known solely by their street addresses (i.e. as 49 W. 49th Street and 1250 Avenue of the Americas, respectively). In no event shall Landlord or a Landlord Affiliate have the right to change the name of any Buildings to the name of a Tenant Competitor.

2.4 Landlord and Tenant shall have the right to maintain their respective signage in accordance with Section 12 of the Unit Owners Agreement. Tenant’s rights to change, remove or install signage at the Premises, Buildings or Property shall be subject to Section 12 of the Unit Owners Agreement. In addition, nothing in this Lease shall be deemed to limit Tenant’s rights with respect to signage outside the Premises that is otherwise governed by the Condominium Documents or other leases or agreements with third parties (including, without limitation, the current lease for the NBC Experience retail space), it being understood that all such signage rights shall continue to be governed by such other documents. Notwithstanding anything to the contrary herein or in the Unit Owners Agreement, Tenant shall take no action during the Initial Term of this Lease (but not during any Extension Term) that results in the termination of the Sign Period; provided that Tenant shall not be deemed in default of the foregoing requirement if Tenant’s leasing or occupancy of the Premises fail to meet the requirements of the Unit Owners Agreement related to the Sign Period due to a full or partial termination of this Lease due to a casualty or condemnation. Neither Landlord nor Tenant shall enter into any agreement that circumvents the intention of Section 2.3 of this Lease or this Section 2.4, i.e., to protect each party’s respective signage rights as of the date of this Lease.

2.5 [Intentionally Omitted].

2.6 [Intentionally Omitted].

2.7 Tenant, at Tenant’s sole cost and expense, shall use reasonable efforts to keep the Premises at all times free and clear of rats, mice, insects and other vermin. Tenant shall take all reasonable precautions that Landlord reasonably deems necessary to prevent any such vermin or insects from existing in the Premises or permeating into other parts of the Buildings. In furtherance thereof, Tenant shall use reasonable efforts to employ an exterminator who will utilize the prevailing method for the prevention of any infestation by, and extermination of, said animals and insects. Landlord shall take all reasonable actions and precautions to prevent any vermin or insects from permeating into the Premises from other parts of the Buildings or Property, unless such actions or precautions are the responsibility of the Condominium Board. If, in Landlord’s reasonable judgment, Tenant shall fail to satisfactorily carry out the provisions hereof, Landlord may, but shall not be obligated to, employ an exterminator service, and the reasonable cost and expense incurred by Landlord for such exterminator service shall be repaid to Landlord by Tenant within ten (10) days after demand.

ARTICLE 3

CONDITION OF PREMISES

3.1 Tenant currently occupies the Premises and is fully familiar with the Premises and agrees to accept the same in its “as is” condition and state of repair existing as of the date hereof and understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense whatsoever to prepare the Premises for Tenant’s occupancy. Tenant’s continued occupancy of the Premises on the Commencement Date shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was deemed taken, the Premises, the Landlord Demised Units and the Buildings were in a good and satisfactory condition. The foregoing is not intended to waive any right of Tenant to require Landlord (or any Condominium Parties) to perform their respective obligations under this Lease or the Condominium Documents. Landlord makes no representation or warranty whatsoever with respect to the Premises, the Landlord Demised Units or the Buildings, including, without limitation, any representation or warranty regarding the use, zoning, condition, the Condominium, compliance with environmental laws or the adequacy of the Premises to be used for any particular purpose or in any particular manner.

ARTICLE 4

TAXES

4.1 For the purposes of this Article 4 and other provisions of this Lease:

(a) The term “Taxes” shall mean the aggregate amount of all real estate taxes on the Landlord Demised Units and any general or special assessments (including interest on assessments payable in installments) assessed or imposed upon or in respect of the Landlord Demised Units or Landlord’s ownership thereof (exclusive of penalties and interest thereon, except to the extent the same are a result of Tenant’s failure to make a Tax payment when due hereunder), including, without limitation, (i) fees, taxes and charges in respect of any vaults, vault space or other space within or outside the boundaries of the Land (except to the extent the same are used, to the exclusion of others, by Landlord or one or several tenants) and (ii) business improvement district assessments and other assessments for public improvements or benefits to the Landlord Units, the Land, or the locality in which the Land is situated, and shall also include all Tax Expenses (as hereinafter defined) except that, during any period which Tenant is making PILOT Payments (as set forth in Section 4.3 of this Lease), all Tax Expenses shall be excluded from Taxes unless such Tax Expenses are incurred in connection with a tax challenge instituted by or at the request of Tenant; provided, however, that if a tax challenge is instituted by Landlord and is not at the request of Tenant, but Tenant derives savings on Taxes as a result of such challenge for such year, then Tenant shall be responsible for Tenant’s Share of the related Tax Expenses, up to an amount that is not in excess of such savings.

(b) All income, estate, succession, inheritance, transfer, gift, franchise profit, use, occupancy, gross receipts, rental, capital gains, mortgage recording taxes, capital stock and income taxes of Landlord shall be excluded from Taxes; provided, however, that if the method of taxation of real estate is changed and as a result thereof any other tax or assessment, however denominated, including any franchise, income, profit, use, occupancy, gross receipts or rental tax, shall be imposed upon Landlord or the owner of the Landlord Demised Units or the rents or income therefrom, in substitution for or in supplement of, in whole or in part, any of the taxes or assessments listed in the preceding subsection, such other tax or assessment shall be included in and deemed part of Taxes, but calculated for this purpose as if the Landlord Demised Units and all appurtenances thereto (including development rights) were the only property of Landlord.

(c) The amount of any special assessments for public improvements or benefits to be included in Taxes for any year, in the case where the same may at the option of the taxpayer be paid in installments, shall be limited to the amount of the installment due in respect of such year, together with any interest payable in connection therewith.

(d) The term “Tax Expenses” shall mean all reasonable expenses, including attorneys’ fees and disbursements and experts’ and other witnesses’ fees and disbursements, incurred by Landlord in seeking to reduce the amount of any assessed valuation of the Land, the Buildings and/or the Landlord Demised Units, in contesting the amount or validity of any Taxes, or in seeking a refund of any Taxes for any period for which Tenant is responsible to pay Taxes hereunder. If any Tax Expenses are incurred to reduce Taxes and similar taxes relating to the Property (including the Premises), Landlord shall allocate such expenses on an equitable basis as reasonably determined by Landlord. Throughout the Term of this Lease, Landlord and Tenant agree that although Landlord shall have the primary right to institute any proceeding contesting the amount or validity of any Taxes or seeking any refund of Taxes with respect to the Landlord Demised Units, if Landlord has not elected to contest the amount or validity of Taxes or seek a refund thereof for a particular tax year, then, upon receipt of a request by Tenant to do so, Landlord shall institute such a contest, at Tenant’s sole cost and expense. Landlord agrees that it will not settle a tax proceeding in a manner which requires Taxes that would otherwise be payable after the Term to be paid during the Term or would otherwise disproportionately impose the burden of such settlement on Tenant.

4.2 Without limiting or duplicating any of Tenant’s other payment obligations under this Lease or the Condominium Documents, Tenant shall pay all Taxes relating to the Premises during the Term, as and when due. Payments with respect to any partial tax year which falls within the Term shall be appropriately pro rated.

4.3 Notwithstanding Section 4.2 of this Lease, Landlord and Tenant hereby acknowledge that the Premises are subject to the PILOT Agreement, pursuant to which certain Taxes with respect to the Premises are abated so long as payments in lieu of taxes (“PILOT Payments”) pursuant to the PILOT

Agreement are being paid in accordance with the terms thereof. Tenant acknowledges and agrees that it shall be solely responsible for, and shall pay as Additional Rent, all PILOT Payments relating or allocated to the Premises. If, at any time there ceases to be a PILOT Agreement in place with respect to all or any portion of the Premises, Tenant shall pay all applicable Taxes as and when due with respect to any portion of the Premises no longer subject to such PILOT Agreement throughout the Term of this Lease, without any reduction to the Base Rent or Additional Rent; provided that neither Landlord nor any Landlord Affiliate shall take any action that may result in the early termination of the PILOT Agreement and shall indemnify Tenant for any differential required to be paid by Tenant hereunder between (i) the actual Taxes paid by Tenant and (ii) the PILOT Payments which would have otherwise been paid by Tenant, together with any penalties resulting from the loss of such PILOT benefits to Tenant, to the extent such differential and penalties are the result of such actions by Landlord or a Landlord Affiliate. If during any Renewal Term, there ceases to be a PILOT Agreement in place with respect to all or any portion of the Premises, Tenant shall pay all applicable Taxes as and when due with respect to any portion of the Premises no longer subject to such PILOT Agreement throughout such Renewal Term and the actual Base Rent payable by Tenant for the remainder of such Renewal Term shall be reduced dollar for dollar for the difference between the amount of the annual PILOT Payment as of the commencement of such Renewal Term and the actual Taxes payable by Tenant for the year in question.

4.4 Landlord hereby agrees to enter into, and consent to Tenant’s entering into, such additional lease documents and leasing structures as may be required by the IDA in order to preserve Tenant’s IDA benefits, provided such matters do not (i) decrease Landlord’s rights or increase Landlord’s obligations under this Lease or any Condominium Document or otherwise negatively impact Landlord by more than a de minimis amount, (ii) violate any of the Condominium Documents or (iii) require any third party consent(s) which Landlord is not able to obtain despite reasonable efforts (without the obligation of Landlord to expend any sums to obtain such consents unless Tenant reimburses Landlord for the same). In addition, Landlord shall use commercially reasonable efforts to cooperate with Tenant in Tenant’s efforts to renew, extend, negotiate, implement and receive the benefits of incentive packages (including, without limitation, the PILOT benefits) with any governmental authorities or agencies, and to execute and deliver any supplements or modifications to this Lease that are reasonably required in connection therewith, provided that no such Lease modification or supplement shall (i) decrease Landlord’s rights or increase Landlord’s obligations under this Lease or any Condominium Document or otherwise materially and negatively impact Landlord by more than a de minimis amount, (ii) violate any of the Condominium Documents or (iii) require any third party consent(s) which Landlord is not able to obtain despite commercially reasonable efforts (without the obligation of Landlord to expend any sums to obtain such consents unless Tenant reimburses Landlord for the same). Notwithstanding anything herein contained to the contrary, any benefits obtained by Tenant (or on behalf of Tenant) from any governmental authority or agency (including the IDA) with respect to the Premises during the Term shall be solely for the benefit of Tenant and to the extent that any of the same are granted to Landlord with respect to the Landlord Demised Units and for a period falling within the Term, Landlord, to the extent permitted to do so, shall assign (or pay) the same promptly to Tenant.

ARTICLE 5

SUBORDINATION TO MORTGAGES, LEASES

AND CONDOMINIUM DOCUMENTS

5.1

(a) This Lease and all rights of Tenant hereunder shall be subject and subordinate to the Condominium Documents (as more specifically provided for in Section 5.6 of this Lease), the Overlease and all documents of record affecting the Landlord Units and/or the Premises as of the date hereof. The foregoing provision shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provision. At Tenant’s request, Landlord will cooperate in a commercially reasonable manner to obtain a subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit E from the Condominium Board; provided that Tenant shall indemnify Landlord and pay all expenses incurred by Landlord in connection therewith. During any period which Tenant does not have such subordination, non-disturbance and attornment agreement from the Condominium Board, Landlord shall provide Tenant with any notices of default it receives from the Condominium Board under the Condominium Documents and provide Tenant with the right, upon five (5) days notice to Landlord, to cure such curable defaults to the extent such defaults could reasonably cause a material adverse effect on Tenant’s use and quiet enjoyment of the Premises. Landlord shall reimburse Tenant, upon twenty (20) days written notice to Landlord, for all reasonable costs and expenses incurred by Tenant in connection with Tenant’s curing of any default from the immediately preceding sentence to the extent such default was not caused, in whole or in part, by Tenant. Tenant agrees to subordinate its interest under this Lease to all Superior Leases now or hereafter existing and to all Superior Mortgages now or hereafter existing, and/or any of such leases, whether or not such Superior Mortgages also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such Superior Mortgages, and spreaders and consolidations of such Superior Mortgages, provided that, as a condition to such subordination, Tenant, Landlord and the party to whose interest Tenant agrees to subordinate its interest under this Lease shall execute and deliver to each other an “SNDA”, substantially similar in form and substance to the applicable “SNDA’s” attached hereto as Exhibits F and G (either, the “SNDA”).

(b) Tenant and Landlord hereby agree that, in the event (a) the Overlease or any Superior Lease (including a Superior Lease thorough which Landlord derives its leasehold interest) is terminated or (b) Landlord or any Landlord Affiliate (and in each case, any successors and assigns) shall, individually or collectively, become the fee owner of the Landlord Demised Units for any reason, this Lease shall remain in full force and effect as a direct lease between Landlord (or such Landlord Affiliate, as applicable), as fee owner, and Tenant upon all of the terms, covenants, conditions and agreements as set forth in this Lease, and Tenant agrees to be bound thereby and recognize Landlord (or such Landlord Affiliate, as applicable), as fee owner, as its Landlord under this Lease. The terms and provisions of this Lease, including this Section 5.1(b), shall bind any successors or assigns to all or any portion of Landlord’s

Reversionary Interest. After the occurrence of any event described in subclauses (a) or (b) above, Landlord and Tenant shall, upon the request of either party, promptly execute and deliver any reasonable instrument reflecting such event.

5.2 If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (a) Tenant gives notice of such act or omission to Landlord and to each Superior Mortgagee and Superior Lessor whose name and address were previously furnished to Tenant, and (b) if such Superior Mortgagee and/or Superior Lessor shall, within a commercially reasonable time period after such notice, but in no event later than ten (10) Business Days after such notice (or such longer period of time as such Superior Mortgagee or Superior Lessor reasonably requests to make such decision), give Tenant notice of intention to remedy the same then, if Tenant receives such notice of intention, it shall grant a period of time for Superior Mortgagee and or Superior Lessor to remedy such act or omission equal to the period of time to which Landlord is entitled under this Lease, after similar notice, to effect such remedy.

5.3 Tenant covenants and agrees that if for any reason a Superior Lease (including a Superior Lease through which Landlord derives its leasehold estate in the Premises) is terminated, or if the holder of a Superior Mortgage succeeds to the interest of Landlord hereunder, then Tenant will attorn to such holder and will recognize such holder as the Tenant’s Landlord under this Lease, except that such holder shall not be (i) liable for any previous act or omission of Landlord under this Lease, except to the extent (and limited to such extent) such act or omission continues and arises from and after the date that such Superior Mortgagee or Superior Lessor, or any party claiming by, through or under such Superior Mortgagee or Superior Lessor, succeeds to the interest of the prior Landlord, (ii) subject to any offsets or defenses, to the extent the same theretofore accrued to the Tenant against Landlord, (iii) liable for any security deposited by Tenant which has not been transferred to such holder, (iv) bound by any previous prepayment of more than one month’s Rent made without the consent of such holder, other than overpayments in respect of Taxes which such holder has received or for which, and to the extent, such holder has received a refund, (v) bound by any obligation to make any payment to, or on behalf of, the Tenant or provide any services or perform any repairs, maintenance or restoration provided for under this Lease to be performed before the date that such holder succeeded to the interest of Landlord under this Lease or bound by any obligation to make any payment to Tenant with respect to construction performed by, or on behalf of, Tenant at the Premises, except with respect to any such repairs or services to the extent (and limited to such extent) such Landlord obligation hereunder continues and arises from and after the date that such Superior Mortgagee or Superior Lessor, or any party claiming by, through or under such Superior Mortgagee or Superior Lessor, succeeds to the interest of the prior Landlord , and (vi) bound by any modification, amendment or renewal of this Lease (except to the extent expressly provided for herein) made after the date hereof without the consent of any Superior Lessor or Superior Mortgagee of which Tenant has been provided notice. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such Superior Lease or the holder of any Superior Mortgage any commercially reasonable instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give the Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event any proceeding is brought by the lessor under any Superior Lease or the holder of a Superior Mortgage to terminate the same, and agrees that this Lease shall not be affected in any way whatsoever by any such proceeding, except to the extent permitted (i.e., not prohibited) under any applicable SNDA or other attornment agreement. The provisions of this Section 5.3 shall survive the termination of this Lease.

5.4 If any prospective or actual Superior Mortgagee or Superior Lessor requires any modification of this Lease, Tenant, upon notice thereof from Landlord, shall promptly execute and deliver to Landlord any reasonable instrument accompanying said notice from Landlord to effect such modification if such instrument is in reasonable form and (i) does not adversely affect (other than to a de minimis extent) any of Tenant’s rights under this Lease and (ii) does not increase (other than to a de minimis extent, except with respect to any monetary obligations) any of Tenant’s obligations under this Lease. Any Superior Mortgagee may elect that this Lease shall have priority over its Superior Mortgage and, upon notification to Tenant by such Superior Mortgagee, this Lease shall be deemed to have priority over such Superior Mortgage, regardless of the date of this Lease.

5.5

(a) Tenant hereby acknowledges it has no rights to any development rights, air rights or other comparable rights appurtenant to the Buildings or the Landlord Units, and irrevocably waives all rights it has, if any, in connection with any zoning lot merger or transfer of development rights in respect of the Property, including any rights it has to be a party to, to contest, or to execute, any declaration of restrictions which would cause the Property to be merged with any other zoning lot. By its execution of this Lease, Tenant consents, without any further consideration, to any and every utilization of such rights by Landlord, provided that such utilization does not (other than to a de minimis extent) adversely affect any of Tenant’s rights or obligations hereunder.

(b) This Lease shall be subject and subordinate to those declaration of restrictions or other documents of similar nature and purpose now or hereafter affecting the Property, provided that the same do not (other than to a de minimis extent) adversely affect any of Tenant’s rights or obligations hereunder. Landlord shall not enter into any declarations of restrictions or such similar documents or amend any existing such documents during the Term of this Lease without Tenant’s prior written consent, unless the same do not (other than to a de minimis extent) adversely affect any of Tenant’s rights or obligations hereunder. Subject to the foregoing, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord reasonably requests in connection with this subsection, such instrument to be in a commercially reasonable form, including, without limitation, instruments merging zoning lots, acknowledgements, consents and instruments in confirmation of Tenant’s waiver and subordination to Landlord’s rights hereunder.

5.6

(a) It is expressly acknowledged that the Premises comprise a portion of the Condominium. Tenant acknowledges that Tenant has received a copy of the Condominium Documents and has had the opportunity to review the same. Tenant shall be bound by, and shall comply with, all of the terms contained in the Condominium Documents which pertain to an occupant of the Condominium, the Landlord Demised Units, the Common Elements, or Tenant Areas, and shall perform all of its obligations under the Condominium Documents relating to such areas. Tenant hereby covenants and agrees that it shall not perform any act, or fail to perform any act, if such performance or failure to perform would constitute a violation or default under any of the Condominium Documents. Landlord hereby covenants and agrees that it shall not perform any act, or fail to perform any act, if such performance or failure to perform would constitute a violation or default under any of the Condominium Documents, which violation or default causes (other than to a de minimis extent) an adverse effect on Tenant’s use and occupancy of the Premises. Without limiting any of Landlord’s rights hereunder, the board of the Condominium (the “Board”) shall have the power to enforce against Tenant the terms of any of the Condominium Documents if the Tenant’s actions are in violation of the Condominium Documents to the extent the same would entitle the Board to enforce such terms of the Condominium Documents against Landlord.

(b) The parties hereby acknowledge and agree that Landlord or a Landlord Affiliate (or its successors and assigns) shall maintain the two seats on the Board not held by RCPI during the term of this Lease, subject to the terms of the Condominium Documents. Landlord covenants and agrees that it shall not (and shall not permit any Landlord Affiliate (or its successors and assigns) to) vote or otherwise agree to amend the Condominium Documents or take any action permitted to Landlord or a Landlord Affiliate (or its successors and assigns) as a Unit Owner under the Condominium Documents, in each case, in a manner that will have an adverse effect (by more than a de minimis amount) on Tenant, Tenant’s rights and obligations under this Lease or its operations at the Premises as of the date hereof, including, without limitation, any broadcasting, signage, exclusivities or other rights of Tenant under the Condominium Documents which Tenant obtains through the Condominium Documents. Notwithstanding the foregoing, Landlord or the applicable Landlord Affiliate (or its successors and assigns) may amend the Condominium Documents to provide for Landlord or such Landlord Affiliate (or its successors and assigns) to retain or change the existing Tower Sign (as defined in the Condominium Documents) (however, for the avoidance of doubt, Landlord or such Landlord Affiliate (or its successors and assigns) shall not permit the Tower Sign to be named other than “GE”, “General Electric Company”, or such other name as GE is then known by). Notwithstanding the foregoing, neither Landlord nor such Landlord Affiliate (or its successors and assigns) shall be responsible for any breach of the Condominium Documents by the Board or any non-performance or non-compliance with any provision thereof by the Board.

(c) Tenant shall, at all times during the term of this Lease, comply with the provisions of the Unit Owners Agreement and the other Condominium Documents applicable to the owner of the Landlord Demised Units, Tenant, the Premises, or other Tenant Areas. Tenant shall provide Landlord with a copy of each formal notice or formal request given or received by Tenant pursuant to the any of the Condominium Documents; provided that no such copy shall be required with respect to normal correspondence and requests with respect to day-to-day operations. Landlord shall provide Tenant with a copy of each formal notice or formal request given or received by Landlord pursuant to the Unit Owners Agreement or any other Condominium Documents that relate to or affect the Premises or other Tenant Areas. For purposes hereof, references in the Unit Owners Agreement to the space comprising the “NBC Units” shall include the space demised to Tenant under this Lease as the Premises. Tenant further agrees to provide Landlord with copies of any and all materials submitted to Tenant by the Board and/or RCPT pursuant to Section 5.03 of the Unit Owners Agreement, and shall provide Landlord a reasonable opportunity to participate in any of the review and consultation rights provided to Tenant thereunder. Landlord agrees to provide Tenant with copies of any and all materials submitted to Landlord by the Board and/or RCPT pursuant to Section 5.03 of the Unit Owners Agreement, and shall provide Tenant a reasonable opportunity to participate in any of the review and consultation rights provided to Landlord thereunder, subject always to the other limitations in this Lease. Landlord shall use commercially reasonable efforts to obtain the right of Tenant to attend, but not vote at, Board meetings. In addition, Landlord shall send a copy to Tenant of all formal notices or requests made by Landlord or received by Landlord under any of the Condominium Documents relating to the Premises or other Tenant Areas; provided that during the last two (2) years of the Term Landlord shall only be required to provide such notices or requests to Tenant to the extent such notices or request relate to information during the Term of this Lease; provided further that Landlord shall have no liability for its failure to provide such copy unless due to Landlord’s bad faith or willful misconduct. In addition, Landlord shall send a copy to Tenant of all minutes of the Condominium Board during the Term of this Lease so long as the sharing of such minutes is consented to by the Condominium Board.

(d) Landlord acknowledges and agrees that Tenant has certain rights as a named party under the Condominium Documents and that, except as otherwise provided in this Lease, Tenant may exercise any and all such rights in its sole discretion and without Landlord’s consent. If any rights or elections under the Unit Owners Agreement run to the benefit of both Landlord and Tenant, to the extent that the exercise of such rights affects (by more than a de minimis amount) Tenant’s use and/or operation of the Premises and/or the Tenant Areas and does not have an adverse effect (by more than a de minimis amount) on the Landlord Units which are not subject to this Lease, then Tenant shall have the option to exercise any such rights on its own behalf, subject to Landlord’s reasonable approval and, if Tenant elects by notice to Landlord or otherwise not to exercise such rights, then Landlord shall have the right in its sole discretion to proceed on Tenant’s behalf, provided Landlord’s actions in connection therewith do not diminish (by more than a de minimis amount) Tenant’s rights under this Lease or the Condominium Documents, increase (by more than a de minimis amount) Tenant’s obligations or liability under this Lease or the Condominium Documents or interfere (by more than a de minimis amount) with Tenant’s use and operation of the Premises or other Tenant Areas. If Landlord so elects to proceed with such right or election after Tenant has indicated its unwillingness to do so, then, provided that such right or election is not required by a Legal Requirement or an Insurance Requirement, Landlord shall be responsible for any incremental costs associated with the Premises that Tenant incurs as a result of any such election by Landlord and Landlord shall indemnify Tenant in connection therewith.

(e) [Intentionally Omitted].

(f) If more than one (1) party owns the fee estate in the Landlord Demised Units or a leasehold estate in the Premises that is superior to Tenant’s leasehold estate, then, unless Landlord agrees to be liable to Tenant for all obligations of Landlord hereunder and to fulfill the role of Landlord Owner designee as described below, notwithstanding the transfer of any Landlord Demised Units, (w) all of the parties that own such fee estate or superior leasehold estate shall be jointly and severally liable for the obligations of Landlord hereunder (the parties that own such fee estate or immediately superior leasehold estate being collectively referred to herein as “Landlord Owners”), (x) the Landlord Owners shall designate one (1) of the Landlord Owners that Tenant has the right to contact from time to time to address day-to-day operation and management issues regarding the Premises (including, without limitation, approvals of Landlord as contemplated by this Lease), (y) each Landlord Owner shall be liable for any Landlord Owners failure to grant an approval to Tenant under this Lease (in cases where (i) Landlord’s consent is not to be unreasonably withheld in accordance with the terms hereof, and (ii) such Landlord Owner unreasonably withholds such consent), and (z) Tenant shall be entitled to rely upon an approval or consent granted by the Landlord Owner designated to address day-to-day issues as provided in clause (x) above. The foregoing provisions are not intended to apply to the IDA to the extent of the IDA’s fee or leasehold interests, except in the event that the IDA succeeds to Landlord’s interest in all or a portion of the Premises to become the direct Landlord under this Lease.

(g) Tenant represents and warrants that, in connection with the Unit Owners Agreement:

(i) The NBC Systems listed on Schedule 3 attached hereto are the only NBC Systems located within the Premises and/or the Landlord Units as of the date hereof. Except as otherwise set forth on Schedule 3 attached hereto, the NBC Systems are directly billed to Tenant for payment.

(ii) Tenant has installed only those rooftop installations described on Schedule 4 attached hereto, and with respect to rooftop installations, now or in the future located on the roof of the Buildings, Tenant shall comply with Article 15 of the Unit Owners Agreement.

(iii) Tenant has exercised its right to maintain exclusive use of only the elevators described on Schedule 5 attached hereto (the “Tenant Elevators”, and the items listed in clauses (i) – (v) above, together with the Exclusive Connectivity, Infrastructure Locations and all similar rights which may in the future be granted to Tenant under the Condominium Documents, collectively referred to herein as the “Special Condominium Facilities”).

(iv) As of the date hereof, the current use of the 52nd and 53rd floors of the East Building does not require use of any of the Special Condominium Facilities, except emergency electricity for the 52nd floor is provided by the UPS system located on the 4th floor of the Premises.

(h) Tenant shall provide Landlord with prior written notice before it exercises any rights under the Unit Owners Agreement to (i) expand those items currently included within the Special Condominium Facilities, or (ii) include other items therein.

(i) With respect to rooftop installations, now or in the future placed on the roof of the Buildings by Landlord, Landlord shall comply with Section 15.03 of the Unit Owners Agreement.

(j) Nothing contained in this Lease shall be deemed to modify any provision of any of the Condominium Documents. Landlord and Tenant acknowledge that (i) the Special Condominium Facilities have been granted to Tenant under the Condominium Documents, and (ii) the use of the Special Condominium Facilities shall continue to be governed by the Condominium Documents, and Landlord shall have no obligation with respect thereto. Tenant shall not use the Special Condominium Facilities in any manner that is expressly prohibited by the terms of this Lease.

ARTICLE 6

QUIET ENJOYMENT

6.1 So long as no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person claiming through or under Landlord, subject to the provisions of this Lease and the Condominium Documents, and to any SNDA and/or any and all documents of record affecting the Landlord Units and the Premises as of the date hereof.

ARTICLE 7

ASSIGNMENT, SUBLETTING AND MORTGAGING

7.1 Tenant shall not, voluntarily, involuntarily, by operation of law or otherwise, except with the prior consent of Landlord, not to be unreasonably withheld, or as otherwise expressly permitted in this Article 7, consummate any Transfer or permit anyone but Tenant, Tenant Affiliates and their employees or Permitted Tenant Parties (as permitted herein) to occupy the Premises or any portion thereof; provided, however, subject to the other terms of this Article 7, Tenant shall also have the right, without Landlord’s consent (but subject to the other provisions of this Article 7), to Transfer this

Lease with respect to the Premises as expressly permitted by Section 7 of the Unit Owners Agreement, provided that (a) Landlord is given notice thereof and the requirements of this Lease and the Unit Owners Agreement have been met and (b) Tenant agrees it shall remain liable, jointly and severally, with any assignee, for the obligations of Tenant under this Lease.

7.2

(a) No Transfer by Tenant shall be permitted if such proposed Transfer would result in a Transfer in excess of the amounts permitted to be Transferred by Tenant as set forth in this Article 7 or the Unit Owners Agreement, nor shall Tenant have the right to enter into any Transfer to any “Landlord Competitor” (as defined herein), except for a Transfer to a Landlord Competitor in connection with a sale or other transfer of all or substantially all of the NBCU Businesses (as defined in the Master Agreement), or of New York Nonstop, WNBC, or the Broadcast Operations Center.

“Landlord Competitor” shall mean Siemens AG, United Technologies Corp., Koninkljke Philips Electronics N.V. and each of their respective affiliates, each with an annual revenue in excess of $100,000,000.

(b) Notwithstanding anything to the contrary in this Article 7, with respect to any Transfer Restrictions under the Unit Owners Agreement, until January 1, 2012, Landlord shall have the sole and exclusive right to use the allocation of square feet that may be Transferred in such years pursuant to the Unit Owners Agreement (including any accumulated rights going forward with respect thereto). With respect to any Square Foot Restrictions under the Unit Owners Agreement, during the balance of the Term, Landlord and Tenant shall share equally the preference, so that each shall be able to use half of the square feet that may be Transferred pursuant to the Square Foot Restrictions under the Unit Owners Agreement during any year (or any two-year period, if such entity does not use its allocation in any given year). Landlord and Tenant agree to use reasonable efforts to cooperate regarding the allocation of such Square Foot Restrictions to the extent either party cannot, or has decided it will not (in its sole discretion), exercise its Transfer rights (with respect to the Square Foot Restrictions).

7.3 If this Lease is Transferred, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the transferee. If the Premises or any part thereof is sublet or occupied by any person other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant beyond applicable notice, grace and cure periods, collect rent from the subtenant or occupant. In either of such events, Landlord shall apply the net amount collected to Base Rent and Additional Rent herein reserved and which are or become due and payable, but no such assignment, subletting, occupancy or collection shall be nor be deemed to be a waiver of any of the provisions of this Article 7, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.

7.4 Any assignment or equivalent Transfer, whether or not Landlord’s consent is required, shall be made only if and shall not be effective until the assignee executes and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes the obligations of Tenant under this Lease (with respect to the Premises or, in the case of the assignment of a portion of the Premises, with respect to one or more or a part of the East Building, the West Building, and/or the Studio Building, as applicable) and whereby the assignee agrees that the provisions of this Article 7 shall, notwithstanding such assignment or Transfer, continue to be binding upon it in respect of all future assignments and Transfers. Notwithstanding any assignment or Transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Base Rent or Additional Rent by Landlord from an assignee, transferee, or any other person, the original Tenant herein named and any and all assignees and successors in interest of the original Tenant herein named shall remain fully liable (jointly and severally with any immediate or remote assignee and successor in interest, including the then Tenant) for the payment of Base Rent and Additional Rent and for the other obligations of Tenant under this Lease. Notwithstanding anything to the contrary herein, upon any assignment of this Lease, other than an assignment contemplated by Section 7.02(h) of the Unit Owners Agreement and made in accordance with the terms of this Lease, the Renewal Option provided for in Article 32 of this Lease shall be deemed null and void and of no further force or effect.

7.5 The liability pursuant to this Lease of the original Tenant herein named and any immediate or remote assignee and successor in interest of the original Tenant herein named shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord with the then Tenant extending the time of, or modifying any of the obligations under, this Lease (except to the extent any such modification increases the obligations of the then Tenant), or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

7.6 Neither the listing of any name other than that of Tenant, whether on any door of the Premises or the Buildings directory, or otherwise, nor the acceptance by Landlord of any check drawn by a person other than Tenant in payment of Base Rent or Additional Rent, shall operate to vest in any person any right or interest in this Lease or in the Premises, nor shall same be deemed to be the consent of Landlord to any assignment or Transfer of this Lease or to any sublease of the Premises or to the occupancy thereof by any person other than Tenant.

7.7

(a) If Tenant desires to enter into (x) an assignment of this Lease or (y) a sublease of all or a part of the Premises with an expiration date occurring in the final year of the Term, in each case other than in connection with and as part of a sale of the NBCU Businesses, a Transfer permitted pursuant to Section 7.2(a) of this Lease, a Transfer to a Tenant Affiliate or a Permitted Tenant Party (as permitted hereunder), or a Transfer permitted pursuant to Section 7.02(h)(vi) of the Unit Owners Agreement (the included items in either (x) or (y), and including any assignment or sublet in connection with any proceeding under the United States Bankruptcy Code or any federal, state or foreign law of like impact, a “Recapture Transfer”), then Tenant shall be required to comply with the procedures described in this Section 7.7 (the “Recapture Procedure”) and shall promptly deliver to Landlord notice thereof (a “Transfer Notice”), which:

(i) refers expressly to this Section 7.7 and indicates that such notice constitutes a Transfer Notice;

(ii) sets forth a description of the Premises (or, with respect to a proposed sublease only, a portion thereof) that is involved in the Recapture Transfer, including any transfer of or right to use of any of the Special Condominium Facilities proposed in connection therewith (the Premises, or the portion thereof, and such Special Condominium Facilities as are involved in the proposed Recapture Transfer being referred to herein as the “Recapture Space”);

(iii) sets forth the material terms under which Tenant intends to consummate the Recapture Transfer (including, for example, (a) the rental to be paid by a subtenant, (b) the consideration to be paid by or to an assignee, (c) the work allowance to which a subtenant is entitled, (d) the term of a proposed sublease, and (e) the nature and cost of any work that Tenant intends to perform to prepare the Recapture Space for occupancy by the subtenant or assignee); and

(iv) sets forth the date on which Tenant proposes that the term of a Recapture Transfer that constitutes a sublease, or that a Recapture Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the “Tenant Proposed Transfer Date”) (it being understood that the Tenant Proposed Transfer Date shall be no sooner than sixty (60) days, and no later than one hundred eighty (180) days, after the date that Tenant gives the Transfer Notice to Landlord)) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Tenant Proposed Transfer Terms”);

(A)

The term “Recapture Notice Date” shall mean the thirtieth (30th) day after the date that Tenant gives the Transfer Notice provided Landlord has elected to deliver the Recapture Lease Termination Notice.

(b) If Tenant gives a Transfer Notice to Landlord, then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 7.7, by giving notice thereof (the “Recapture Lease Termination Notice”) to Tenant not later than the Recapture Notice Date (any such termination of this Lease with respect to the Recapture Space being referred to herein as a “Recapture Termination”). Tenant shall have the right to revoke a Transfer Notice within fifteen (15) days after Landlord has delivered a Recapture Lease Termination Notice with respect to such applicable Transfer Notice, in which event such applicable Transfer Notice and Landlord’s Recapture Lease Termination Notice shall both be deemed null and void.

(c) If (x) Landlord gives to Tenant a Recapture Lease Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then this Lease shall terminate on the Tenant Proposed Transfer Date. If this Lease so terminates on the Tenant Proposed Transfer Date, then Tenant, on the Tenant Proposed Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord, in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of this Lease.

(d) If (x) Landlord gives to Tenant a Recapture Lease Termination Notice with respect to a proposed sublease, and (y) the Recapture Space does not constitute the entire Premises, then:

(i) Tenant shall, at Tenant’s expense, demise the Recapture Space separately from the remainder of the Premises on or prior to the Tenant Proposed Transfer Date;

(ii) from and after the Tenant Proposed Transfer Date, (i) the Base Rent as set forth in Article 1 shall be reduced by an amount equal to the Base Rent that would have been due under this Lease for the applicable portion of the Premises that constitutes the Recapture Space, and (ii) Tenant shall not be liable for Additional Rent with respect to the Recapture Space commencing from and after such date;

(iii) Tenant, on the Tenant Proposed Transfer Date, shall vacate the Recapture Space and at Tenant’s expense deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of this Lease;

(iv) effective as of the Tenant Proposed Transfer Date, the references in this Lease to the Premises shall be deemed to be references to the Premises, less and except the Recapture Space;

(v) effective as of the Tenant Proposed Transfer Date, this Lease shall be terminated with respect to the Recapture Space, the Premises shall no longer include the Recapture Space and Tenant shall have no further liability to Landlord with respect thereto, except for obligations and liabilities which arose prior to the Tenant Proposed Transfer Date; and

(vi) on the Tenant Proposed Transfer Date, Tenant shall arrange for and document in a manner reasonably satisfactory to Landlord, for the transfer to or use of any Special Condominium Facilities by Landlord (including, without limitation, Tenant Elevators) as set forth in the Transfer Notice, to the extent elected by Landlord to be taken or used, in connection with such termination of this Lease with respect to the Recapture Space, but limited to the extent such transfer or use was described in the Transfer Notice.

7.8 If Tenant delivers a Transfer Notice pursuant to Section 7.7 of this Lease and Landlord does not deliver to Tenant a Recapture Lease Termination Notice pursuant to Section 7.7 of this Lease by the Recapture Notice Date, or if Tenant elects to sublease or assign space which is not subject to the Recapture Procedure, and with respect to a Transfer subject to Section 7.7 of this Lease, Tenant is not in default of any of its monetary obligations or material non-monetary obligations under this Lease beyond any applicable notice, grace and cure periods at the time Tenant gives the Transfer Notice, then Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Transfer requiring Landlord’s consent, provided and upon condition that:

(a) Tenant has theretofore instituted the Recapture Procedure for such Recapture Transfer, if applicable;

(b) Tenant submits to Landlord a counterpart of the documents that Tenant intends to use to consummate the proposed Transfer, which have been executed and delivered by Tenant and the proposed assignee or sublessee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto);

(c) the proposed assignee or subtenant is engaged in a business and the Premises will be used in a manner permitted by and consistent with the Condominium Documents and this Lease;

(d) GE, GECC, or Landlord is not litigating against or has been threatened in writing with litigation by such proposed assignee or subtenant or its affiliates involving a claim in excess of $10,000,000, within the then prior twelve (12) month period;

(e) the proposed assignee or subtenant is not a Landlord Competitor;

(f) the proposed assignee or subtenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly of behalf of, any such person, group, entity or nation;

(g) if Tenant leases 500,000 square feet of the Premises or less, the proposed assignee or subtenant is not then an occupant of any part of the Landlord Units (unless Landlord does not then have, and does not reasonably anticipate having within the following six (6) months, vacant space in the Landlord Units to offer to such proposed assignee or subtenant that is generally comparable in size, condition, term, views and configuration to the space proposed to be assigned or sublet);

(h) if Tenant leases 500,000 square feet of the Premises or less, neither the proposed assignee or subtenant nor any person or entity which, directly or indirectly, Controls, is Controlled by, or is under Common control with, the proposed assignee or subtenant is then an occupant of any of the Landlord Units, unless Landlord does not then have comparable space available for leasing in any of the Landlord Units;

(i) if Tenant leases 500,000 square feet of the Premises or less, the proposed assignee or subtenant is not a person with whom Landlord is then actively negotiating or in the prior six-month period was negotiating to lease comparable space in the Landlord Units; and

(j) Tenant pays to Landlord on the Tenant Proposed Transfer Date all amounts required under Section 7.9 of this Lease to be paid to Landlord by Tenant in connection with such Transfer.

If the proposed assignment or subletting does not meet each of the foregoing conditions, then Landlord’s consent to such assignment or subletting shall be in its sole and absolute discretion. Landlord shall provide Tenant with its consent or denial of consent within thirty (30) days after Tenant has complied with the requirements listed in this Section 7.8. Tenant shall have the right to provide reasonable evidence to Landlord of such compliance simultaneously with Tenant’s Transfer Notice to Landlord pursuant to Section 7.7 of this Lease so that Landlord’s thirty (30) day response times in Section 7.7 of this Lease and this Section 7.8 run concurrently.

7.9 Except to the extent the same are incurred by Landlord in connection with a Recapture Termination, Tenant shall reimburse Landlord within ten (10) Business Days after demand for any actual, reasonable out-of-pocket costs paid by Landlord to independent third parties in connection with its review in contemplation of consent to any proposed Transfer (including, without limitation, the review and execution of the documents required by the provisions of Section 7.4 of this Lease), whether or not consented to by Landlord, including reasonable attorneys’ fees and disbursements in connection with the granting of any requested consent.

7.10 With respect to any subletting to any subtenant and/or acceptance of Rent or Additional Rent by Landlord from any subtenant or any assignment of this Lease by Tenant as permitted hereunder, (a) Tenant shall remain fully liable for the payment of Base Rent and Additional Rent due and to become due hereunder and for all of the other obligations of Tenant under this Lease and (b) Tenant shall remain fully liable for all acts and omissions of any assignee, licensee or subtenant or any person claiming through or under any assignee, licensee or subtenant that are in violation of any of the obligations of Tenant under this Lease, and any such violation shall be deemed to be a violation by Tenant. Notwithstanding any such assignment or subletting, no other or further assignment or subletting of the Premises by Tenant or any person claiming through or under Tenant shall be made except in compliance with and subject to the provisions of this Article 7. If Landlord declines to give its consent to any proposed Transfer, gives its consent to any Transfer, or if Landlord exercises its option under Section 7.7 of this Lease, Tenant shall indemnify Landlord against liability in connection with any claims made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed Transfer.

7.11 If (a) Landlord does not cause a Recapture Termination and Landlord consents to a Transfer and (b) Tenant fails to deliver to Landlord a fully-executed document which evidences such Transfer to which Landlord consented within one hundred and eighty (180) days after the giving of such consent, then Tenant shall again be required to comply with the provisions of this Article 7 (as if Tenant had not previously requested such consent) before assigning this Lease or subletting all or any part of the Premises with respect to such specific Transfer.

7.12 In respect of every permitted sublease:

(a) no sublease shall be for a term ending later than the day before the Expiration Date,

(b) no sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease shall have been delivered to Landlord,

(c) each sublease shall provide that, subject to the Subtenant SNDA (as defined below), if applicable, it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, but subject to the Subtenant SNDA (as defined below), terminate such sublease in connection with such action or take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, but subject to the Subtenant SNDA (as defined below), attorn to Landlord pursuant to the then executory provisions of such sublease and execute and deliver such instruments as Landlord may reasonably request to evidence and confirm such attornment, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, except to the extent (and limited to the extent) such act or omission continues from and after the date that Landlord succeeds to the interest of Tenant, (ii) subject to any offset which had accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent or additional rent, (iv) obligated to make any payment to or on behalf of such subtenant or to perform any repairs or other work in the subleased space or the Landlord Demised Units beyond Landlord’s obligations under this Lease arising after the date Landlord succeeds to the interest of Tenant, or (v) required to account for any security deposit other than to the extent any actually delivered to Landlord,

(d) the rental and other terms and conditions of each sublease shall not contradict in any material respect the Tenant Proposed Transfer Terms, and

(e) Tenant shall not publicly advertise the rental rate or any description thereof to be paid by the proposed subtenant or assignee; provided that the foregoing shall not be intended to prohibit Tenant from listing the space and proposed rental rates on brokerage listings and multiple listing services

(f) Landlord shall deliver to the proposed subtenant a subordination and non-disturbance agreement in favor of the proposed subtenant, substantially in the form attached hereto as Exhibit H (a “Subtenant SNDA”); provided that such sublease (i) is for a term in excess of four (4) years, (ii) demises two (2) full floors or more and (iii) provides, throughout its term, or during the time Landlord recognizes a subtenant as Landlord’s direct Tenant, all rent payable under such sublease per annum is not less than all Rent payable under this Lease with respect to the subleased premises.

7.13 If Tenant enters into any assignment or sublease (other than an assignment or subletting to a Tenant Affiliate or to a Permitted Tenant Party, as permitted hereunder), Tenant shall in consideration therefor pay to Landlord fifty percent (50%) of all Profits, as and when received. For purposes of this Section, the following definitions shall apply:

“Profits” shall mean:

(i) in the case of an assignment, an amount equal to all sums and other consideration payable to Tenant by the assignee for or by reason of, or in connection with, such assignment (including sums paid for the sale or rental of Tenant’s property, less, in the case of a sale thereof, the then fair market value thereof) after first deducting the Transaction Expenses (as defined herein) in connection with such transaction amortized on a straight-line basis over the remaining Term in accordance with GAAP; or

(ii) in the case of a sublease any consideration payable under the sublease to Tenant by the subtenant which exceeds on a per square foot basis the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums payable for the sale or rental of Tenant’s personal property used in the subleased premises, less, in the case of the sale thereof, the then fair market value thereof, or, in the case of a lease thereof, the then fair market rental value thereof) after the Transaction Expenses in connection with such transaction amortized on a straight-line basis over the term of such sublease in accordance with GAAP. For the purpose of this subsection, the determination of amounts due Landlord in connection with a sublease shall be made in respect of each sublease on an individual basis.

“Transaction Expenses” shall mean (i) reasonable third party brokerage fees, paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space, legal fees and architectural fees, (ii) the value of any free rent granted to the assignee or subtenant, (iii) the actual cost of improvements or Changes or allowances made or paid for by Tenant for the purpose of preparing that part of the Premises for the occupancy of the assignee or subtenant, (iv) any payments required to be, and actually made, by Tenant in connection with such assignment or sublease for any real property transfer tax, transfer gains tax or similar tax of the United States or the City or State of New York (other than any income tax), (v) in the case of a sublease, the costs of Tenant in connection with the supply of electricity or HVAC or any other utilities or other services provided to the subtenant and (vi) all other reasonable costs incurred by Tenant directly related to the transaction.

7.14 If Tenant at any time requests Landlord to sublet the Premises for Tenant’s account, Landlord (which shall have no obligation to pursue such subletting), shall be authorized to receive keys for such purpose without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of and from any liability for loss or damage to any Tenant’s Property in connection with such subletting, unless due to the gross negligence or willful misconduct of Landlord or any person gaining access through Landlord, and provided Landlord exercises reasonable care to prevent damage to Tenant’s Property and the Premises.

7.15 Notwithstanding anything in this Lease to the contrary, without Landlord’s consent, at any time during the Term and provided that at such time any monetary or material non-monetary Event of Default has been, or simultaneously is, cured, Tenant may grant a Leasehold Mortgage provided that each leasehold mortgagee is an Institutional Lender and that such Leasehold Mortgage is permitted under the Condominium Documents. Landlord shall reasonably cooperate with Tenant, at Tenant’s expense, in connection therewith; provided, however, Landlord need not join in, or subordinate Landlord’s interest in the Landlord Units to, any Leasehold Mortgage and such Leasehold Mortgage shall in no event attach to Landlord’s interest in the Landlord Units. No Leasehold Mortgage shall reduce any party’s rights or obligations under this Lease except to a de minimis extent. If Tenant defaults, then Landlord shall so notify all permitted leasehold mortgagees who have notified Landlord in writing of their status as a permitted leasehold mortgagee and their notice address. Each shall have the right to cure such default in order of priority. Landlord shall not terminate this Lease for Tenant’s default unless and until Landlord has given all such leasehold mortgagees notice of such default and the same amount of time as afforded for the relevant default in this Lease in which to cure it. If it cannot reasonably be cured within such time, then each leasehold mortgagee shall have such additional time as it shall reasonably require, so long as it is proceeding with reasonable diligence and continues to pay all Rent, up to a maximum of thirty (30) additional days. For any default that cannot be cured without possession of the Premises, Landlord shall allow such additional time as the leasehold mortgagees shall reasonably require to prosecute and complete a foreclosure or equivalent proceeding and obtain such possession so long as Landlord continues to receive all Rent in accordance with the terms of this Lease. If a leasehold mortgagee completes a foreclosure of this Lease, then Landlord shall waive any noncurable defaults. No notice given by Landlord to Tenant of a default hereunder shall be effective against a leasehold mortgagee unless Landlord has given a copy of it to such leasehold mortgagee. If this Lease terminates because of Tenant’s default or because Tenant rejects it in bankruptcy or similar proceedings, then Landlord shall upon request enter into a new lease with the most senior leasehold mortgagee on the same terms and with the same priority as this Lease for the remainder of the Term, provided it is legally able to do so. Landlord shall not accept a voluntary surrender of this Lease without consent by all leasehold mortgagees. Any such amendment, modification, change, cancellation, termination, waiver, or surrender shall not bind any leasehold mortgagee or its successors or assigns unless made with such leasehold mortgagee’s consent. No leasehold mortgagee shall have any personal liability under this Lease unless and until it becomes Tenant under this Lease. Landlord shall, upon request by any leasehold mortgagee, certify in writing that this Lease is in full force and effect, whether this Lease has been amended, that to Landlord’s knowledge Tenant is not in default, and the date through which rent has been paid. The provisions of this Section 7.15 shall be subject in all respects to the Condominium Documents.

7.16 No assignment or other Transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises (in each case whether or not Landlord’s consent is required thereto) nor Recapture Termination shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other Transfer or subletting to the extent such consent is required under the terms of this Lease.

ARTICLE 8

COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS

8.1 Tenant and Landlord shall give prompt notice to the other of any notice it receives of the violation of any Legal Requirements or Insurance Requirements in respect of the Premises or the use or occupancy thereof. During the term of this Lease, Tenant shall, at Tenant’s sole cost and expense, be responsible for complying with all Legal Requirements and Insurance Requirements applicable to the Premises or occupancy thereof, or related to any Changes, additions or improvements constructed by Tenant within the Premises. Tenant shall have the right to contest any such Legal Requirement or Insurance Requirement to the extent provided by, and in accordance with, Section 5.02(d) of the Unit Owners Agreement.

8.2 In the event that any Change is required with respect to the Premises as a result of Tenant’s particular manner of use or occupancy of the Premises, other Tenant Areas, other Special Condominium Facilities or any other portion of the Property to comply with Legal Requirements or Insurance Requirements, or any Change is required outside of the Premises by reason of Tenant’s use or occupancy of the Premises, in either case, such Change shall be made by Tenant at its sole cost and expense; provided however that Tenant shall not be solely responsible (as distinguished from its pro rata liability for such expenses as Tenant hereunder) for any Change to a Building Common Element unless (i) such Building Common Element is a Special Condominium Facilities or Tenant is otherwise responsible for all costs associated with such Building Common Element pursuant to the Unit Owners Agreement or (ii) such Change is necessary because of Tenant’s specific use of the Premises, other Tenant Areas, such Building Common Elements or Special Condominium Facilities or other portions of the Property. For the avoidance of doubt, the parties agree that Tenant shall only pay its pro rata share for any Change that is required with respect to the Premises in order to comply with Legal Requirements or Insurance Requirement, to the extent such Change is also required for all comparable office space or studio space in Manhattan, as the case may be. In addition, except as provided below, Tenant shall not be obligated to pay for any Change that requires a capital expenditure with a useful life determined in accordance with GAAP of greater than the then remaining Term or Renewal Term, if applicable. If any such Change does require capital expenditures for improvements with a useful life determined in accordance with GAAP of greater than the then remaining Term or Renewal Term, if applicable, then (i) for any Change that is necessary (x) because of Tenant’s specific use of the Premises, other Tenant Areas, Building Common Elements or Special Condominium Facilities or other portions of the Property (other than general office use or general studio use) or (y) because of any affirmative act of Tenant, Tenant shall pay for the cost of such Change at the time the Change is made and (ii) for all other Changes, Tenant shall have the option of either (a) paying Landlord in full, as Additional Rent, its pro rata share of such expenditure at the time of such expenditure, based on the length of the then remaining Term or Renewal Term, if applicable, as compared to the useful life of the improvement, as determined in accordance with GAAP, or (b) paying to Landlord, the annual amortized cost of the GAAP useful life of such improvement, plus interest at a market interest rate for an investment grade entity, such amount to be paid to Landlord in monthly installments as Additional Rent for the remainder of the Term and the Renewal Term, if applicable.

8.3 Tenant shall not cause or permit any Hazardous Materials to be used, stored, generated or disposed of in, on or about the Premises by Tenant, its agents, employees, contractors or invitees, except for such Hazardous Materials as are necessary to Tenant’s business. A current list of Hazardous Materials stored at the Premises by Tenant as of the Commencement Date is attached as Exhibit I; and such Hazardous Materials are approved for use at the Premises by Landlord. With respect to Hazardous Materials referenced in the preceding sentence (“Permitted Materials”), and except as noted below, Tenant shall also be permitted, without notice to Landlord, to bring in, use, store and dispose of any Hazardous Materials with similar constituents, for similar uses, as Permitted Materials. With respect to the Hazardous Materials listed on the attached Exhibit J (such Hazardous Materials, “Ultrahazardous Materials”) in all instances Tenant shall provide written notice to Landlord to the extent practicable prior to, but in all events no later than 5 Business Days after, causing or permitting any Ultrahazardous Material, which is not a Permitted Material, to be used, stored, generated or disposed of in, on or about the Premises by Tenant, its agents, employees, contractors or invitees. Any Hazardous Materials permitted on the Premises as hereinabove provided, and all containers thereof, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Tenant shall indemnify and hold harmless Landlord from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term for or in connection with the use, storage, generation or disposal of Hazardous Materials in, on or about the Premises by Tenant, Tenant’s agents, employees, contractors or invitees. On request by Landlord (but no more often than annually beginning one year from the Commencement Date), Tenant shall notify Landlord in writing of any additions to the Hazardous

Materials stored on the Premises other than (i) Hazardous Materials previously described on Exhibit I, or (ii) Hazardous Materials with similar constituents for similar uses as those previously described on Exhibit I. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Legal Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time, but upon reasonable notice to Tenant and in compliance with the Landlord Access Provisions except, in either case, in case of Emergency.

8.4 Except to the extent such items are not required to be maintained by the Condominium, Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease, the Rules and Regulations (if applicable), the Unit Owners Agreement and all Legal Requirements and Insurance Requirements. If the New York Property Insurance Underwriting Organization or any governmental authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations to be made or any additional equipment to be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Buildings by reason of Tenant’s business, any Changes performed by Tenant or the location of any partitions in the Premises, Tenant’s Property, or other contents of the Premises, Tenant shall make such modifications and/or alterations, and supply such additional equipment, in accordance with Article 11, and at Tenant’s sole cost and expense. Any Changes that have a useful life beyond the remainder of the Term (including any exercised Renewal Terms) shall be paid by Tenant in accordance with the terms of Section 8.2 of this Lease.

8.5 Tenant shall not do or fail to do any act at any time which shall or may render the Landlord Units liable to any mechanics’ lien or other lien and if such lien or liens be filed against the Landlord Units, or any part thereof, Tenant shall, at Tenant’s own cost and expense, promptly remove the same of record, by bond or otherwise, within thirty (30) days after receiving written notice of the filing of such lien or liens. If Tenant shall fail to remove such lien or liens within such time period, Landlord may, but shall not be obligated to, upon five (5) Business Days’ notice to Tenant, cause any such lien or liens to be removed of record by payment or bond or otherwise, as Landlord may elect, and Tenant will reimburse Landlord for all reasonable out-of-pocket costs and expenses incidental to the removal of any such lien or liens incurred by Landlord including, but not limited to, reasonable counsel fees.

ARTICLE 9

INSURANCE

9.1 Tenant shall not violate or permit the violation of any Insurance Requirements and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which is prohibited by this Lease and/or the Condominium Documents, or which would increase the potential liability (by more than a de miminis amount) or any insurance rate in respect of insurance maintained by Landlord over the rate which would otherwise then be in effect, or coverage that would otherwise be available, or which would result in an insurance company refusing to insure all or any part of the Property or any contents thereof in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance maintained by Landlord.

9.2 If, by reason of (a) any failure of Tenant to comply with the provisions of Article 8 or Section 9.1, (b) Tenant’s use of the Premises in a manner not permitted by this Lease, or (c) any cause or condition created by or at the instance of Tenant, including, without limitation, the making of or failure to make any required Changes or repairs, the premiums on any insurance maintained by Landlord shall be higher than they otherwise would be, Landlord shall give Tenant notice of such occurrence, and Tenant shall reimburse Landlord within ten (10) Business Days after demand as an Additional Charge for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for any insurance maintained by Landlord issued by the New York Property Insurance Underwriting Association or other similar body making rates shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to such insurance. Upon knowledge thereof, Landlord shall endeavor to give Tenant reasonably prompt notice of any potential risk of such increases, and at Tenant’s request and at Tenant’s expense, Landlord shall cooperate with Tenant to reduce or eliminate such increases, including permitting Tenant a reasonable period of time to cure the offending matters.

9.3 Tenant shall at all times during the term of this Lease maintain insurance coverage as required by Article 8 of the Unit Owners Agreement and the Condominium Documents (but in no event less than the coverage currently in place as of the Commencement Date) with respect to the Landlord Demised Units, and the Special Condominium Facilities, and any other or additional coverage as may be reasonably required by Landlord (but only to the extent that such other or additional coverage is then being customarily required by owners of comparable first class office buildings and studio space in Manhattan to be maintained by tenants of space similar in size, location and construction to the Premises). Liability coverage obtained by Tenant shall insure the indemnifications provided by Tenant under Sections 16.3 and 22.6 of this Lease. With respect to the general liability insurance, it shall be on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Buildings or Landlord Demised Units, under which Tenant is named as the insured and Landlord and any Superior Lessors and any Superior Mortgagees whose names have been furnished to Tenant are named as additional insured (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings) (collectively, the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the insured parties and the additional insured (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings). The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $10,000,000 per occurrence.

9.4 Tenant shall cause the Insured Parties to be named as an “additional insured” on such other Tenant liability insurance policies required to be maintained pursuant to the terms of this Lease (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings). All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (u) such insurance shall be noncancellable and/or no material change in coverage shall be made thereto unless the Landlord receives thirty (30) days’ prior notice of the same, by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of New York and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “VIII” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate. On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article 9 and that the Insured Parties are named as additional insureds (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings) (upon the request of Landlord, Tenant shall make copies of such policies available for inspection by Landlord). Evidence of such renewal shall be delivered by Tenant to Landlord at least ten (10) days prior to the expiration of the policies. Tenant will deliver to Landlord a certification from Tenant’s insurance company on the form currently designated “Acord 28” (Evidence of Commercial Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings), which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the policies, as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least thirty (30) days in advance of any termination of or change to the policies that would affect the interest of any of the Insured Parties.

9.5 Each party shall have included in each of its all risk property policies (insuring the Landlord Demised Units and Landlord’s property therein in the case of Landlord, and insuring Tenant’s Property in the case of Tenant) a waiver of the insurer’s right of subrogation against the other party (including all Insured Parties) or, if such waiver is unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a loss covered by the policy before the loss, or (b) any other form of permission for the release of the other party. If such waiver, agreement or permission is not, or ceases to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain same from another insurance company, without thereby incurring any liability or expense not expressly provided for in this Lease. If such waiver, agreement or permission is obtainable only by payment of an additional charge, the insured party shall so notify the other party promptly after learning thereof, and the insured party shall not be required to obtain said waiver, agreement or permission unless the other party pays the additional charge therefor. Each party hereby releases the other in respect of any claim (including a claim for negligence) which it might otherwise have against the other for loss, damage or destruction of or to its property to the extent to which it is insured under a policy containing a waiver of subrogation or express agreement that such policy shall not be invalidated or permission to release liability, as provided above in this Section; provided, however, that the releases contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery, and such releases shall not apply and shall be of no force or effect in the case of any claim resulting from the gross negligence or willful misconduct of either Tenant or Landlord, as applicable. If notwithstanding the recovery of insurance proceeds by either party for loss, damage or destruction of or to its property, the other party is liable to the first party in respect thereof or is obligated under this Lease to make replacement, repair, restoration or payment, then, provided the first party’s right of full recovery under its insurance policy is not thereby prejudiced or otherwise adversely affected, the amount of the net proceeds of the first party’s insurance against such loss, damage or destruction shall be offset against the second party’s liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair or restoration, as the case may be. Nothing contained in this Section 9.5 shall be deemed to (i) relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or (ii) nullify any abatement or reduction of rents provided for elsewhere in this Lease.

9.6 Landlord may from time to time, but not more frequently than once every year, require that the amount of commercial general liability insurance to be maintained by Tenant under Section 9.3 of this Lease be reasonably increased to an amount not in excess of the amount then customarily required by owners of comparable first class office buildings in Manhattan to be maintained by tenants of space similar in size, location and construction to the Premises.

ARTICLE 10

RULES AND REGULATIONS

10.1 Tenant shall and shall cause its subtenants and licensees, and its and their respective directors, officers, partners, employees, agents, contractors and invitees, to observe and comply with the rules and regulations attached to the Declaration in accordance with the terms of the Condominium Documents and any other such rules and regulations instituted by the Board with respect to the Center, the Buildings and/or the Landlord Units (collectively, the “Rules and Regulations”).

ARTICLE 11

CHANGES

11.1 Tenant shall not make any Change except in accordance with Section 6.01 of the Unit Owners Agreement and, in each case and notwithstanding any other provision of this Lease, subject to Landlord’s consent for Material Changes, which consent shall not be unreasonably withheld, conditioned or delayed. All other Changes, other than Material Changes, shall not require Landlord consent and shall be solely governed by the Unit Owners Agreement. Before proceeding with any Material Change, Tenant shall submit to Landlord, for Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed) scaled and dimensioned plans and specifications for the work to be done prepared by a registered architect or licensed professional engineer (provided that, for Material Changes for which plans are not required to be filed with the New York City Department of Buildings, a reasonably detailed description of the Material Changes reasonably satisfactory to Landlord may be submitted in lieu of plans and specifications), and Tenant shall not proceed with such work until it obtains such approval. Failure by Landlord to respond within 20 days after Tenant’s request for an approval on Material Changes shall entitle Tenant to submit a second request with the following written in bold letters on top of the first page of the request “Approval shall be deemed granted by Landlord if it does not reply to this request within 10 Business Days.” Failure of Landlord to respond within such 10 Business Day period shall be deemed to be Landlord’s approval of the same. Tenant shall pay to Landlord, as Additional Rent, the reasonable out-of-pocket costs and expenses paid by Landlord to any independent third-party professionals hired by Landlord for the purpose of (i) reviewing any plans and specifications for Material Changes (notwithstanding whether such plans and specifications are submitted to Landlord before, on or after the date of this Lease), (ii) inspecting the Material Changes to determine whether the same are being performed in accordance with the approved plans and specifications and all Legal Requirements and Insurance Requirements, including the fees or cost of any independent third-party architect, engineer or draftsman for such purposes and (iii) any and all other Landlord expenses incurred in connection therewith. All of the foregoing shall be paid by Tenant within twenty (20) days after Landlord’s demand and after Landlord submits to Tenant reasonable supporting documentation therefore. Any review or approval by Landlord of any plans or specifications in respect of any Material Change is solely for Landlord’s benefit and without any representation or warranty to Tenant as to the adequacy, correctness or efficiency thereof or as to the compliance of such plans and specifications with Legal Requirements or Insurance Requirements. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of any Changes (whether Material Changes or not) required by any governmental authority and shall, within thirty (30) days after completion of any Changes, furnish Landlord with copies thereof, together with “as-built” plans for all Material Changes prepared on any AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DXF format to the extent prepared, or another format reasonably acceptable to Landlord.; provided that Tenant’s obligations to provide such “as-built” plans in such formats shall only apply if Tenant had such drawings prepared in such formats.

11.2 Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Changes and for final approval thereof upon completion, and shall cause Changes to be performed in compliance therewith and with all applicable Legal Requirements and Insurance Requirements. Landlord shall cooperate promptly, as reasonably requested by Tenant, in obtaining all such permits, certificates and approvals, and Tenant shall pay any actual, reasonable out-of-pocket expenses paid by Landlord to independent third parties in connection therewith. Changes shall be performed in a good and workerlike manner, using new materials and equipment equal in quality and class to those found in “first class” office buildings and/or studio space in Manhattan and shall be diligently performed to completion. Material Changes shall be performed by contractors, construction managers, subcontractors, architects and/or engineers selected by Tenant, subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Those professionals listed on Schedule 6 hereto are acceptable to Landlord as of the date hereof. Material Changes performed by Tenant’s contractors, construction managers, subcontractors architects and/or engineers shall be performed in such a manner as not to violate union contracts affecting the Property, or to create any work stoppage, picketing, labor disruption or dispute or any unreasonable interference with the business of Landlord or any tenant or occupant of the Building. In addition, Changes shall be performed in such a manner as not to otherwise unreasonably interfere with or delay and as not to impose any material additional expense upon Landlord in the construction, maintenance, repair, operation or cleaning of the Landlord Units, and if any such material additional expense is incurred and payable by Landlord as a result of Tenant’s performance of Changes, Landlord shall endeavor to notify Tenant within two (2) Business Days after Landlord’s first knowledge of same, and Tenant shall pay such additional expense to Landlord, as Additional Rent, within ten (10) Business Days after demand. Throughout the performance of Changes, Tenant shall carry, or cause its contractors to carry, workers’ compensation insurance in statutory limits, “Builder’s Risk” insurance on an “all risk” basis, where reasonably appropriate given construction industry standards for the scope of work being performed and reasonably satisfactory to Landlord, and commercial general liability insurance, with completed operations endorsement, including “permission to complete and occupy”, for any occurrence in or about the Landlord Units, under which Landlord and its managing agent (if any) and any Superior Lessors and any Superior Mortgagees whose names and addresses were furnished to Tenant shall be named as additional insureds (only to the extent liability arises out of Tenant’s obligations hereunder or its use and occupancy of any portion of the Buildings), in such limits as reasonably appropriate given construction industry standards for the scope of work being performed. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect before the commencement of Changes. If any Changes involve the removal of any fixtures, equipment or other property in the Premises which are not Tenant’s Property (as defined in Section 12.2 of this Lease) or originally paid for by Tenant, and such fixtures, equipment or other property were previously in good working order and operational, then such fixtures, equipment or other property shall be promptly replaced at Tenant’s expense with new fixtures, equipment or other property of like utility and at least equal value.

11.3 Tenant, at its expense, shall promptly procure the cancellation or discharge, by bond or otherwise, of all notices of violation or liens arising from or otherwise resulting from Changes to the Premises, or any other work, labor, services or materials done for or supplied to Tenant (other than those supplied or performed by Landlord) or any person claiming through or under Tenant which are issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction. Tenant shall indemnify Landlord against liability in connection with any and all mechanics’ and other liens and encumbrances filed in connection with Changes, or any other work, labor, services or materials done for or supplied to Tenant or any person claiming through or under Tenant (other than those supplied or performed by Landlord), including security interests in any materials, fixtures or articles so installed in the Premises.

11.4 Before proceeding with any Change that will cost more than $10,000,000, as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Tenant) (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form reasonably satisfactory to Landlord; each to be equal to one hundred and ten percent (110%) of the cost of the Changes, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until thirty (30) days after the Changes in question are completed and shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment and hold it as a cash deposit hereunder. Upon (A) the completion of the Changes in accordance with the terms of this Article 11 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Changes and (y) written unconditional lien waivers of mechanics’ liens and other liens on the Landlord Units or the Buildings from all contractors performing said Changes, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be promptly returned to Tenant. Upon Tenant’s failure to properly perform, complete and fully pay for any Changes, as reasonably determined by Landlord, Landlord may, upon prior written notice to Tenant, draw on the security deposited under this Section 11.4 to the extent Landlord deems necessary in connection with said Changes, the restoration and/or protection of the Premises or the Landlord Units and the payment of any costs, damages or expenses resulting therefrom. Notwithstanding the foregoing, so long as Tenant (i) has a financial rating at “Investment Grade” or better, or (ii) is owned twenty-five percent (25%) or more by Landlord or a Landlord Affiliate, then Tenant shall be exempt from complying with the provisions of this Section 11.4.

11.5 Tenant shall pay, as Additional Rent, all costs due in connection with any Elective Capital Improvements and other Changes and attributable to the Premises and other Tenant Areas in accordance with Section 8.02 or Section 8.04 of the

Unit Owners Agreement, as applicable; provided that Landlord shall provide Tenant with written notice of all such Elective Capital Improvements (including copies of all information delivered in connection therewith to Landlord pursuant to Section 8.02 or Section 8.04, as applicable, of the Unit Owners Agreement), and if Tenant notifies Landlord within twenty (20) days of receipt of such notice that it does not approve of such Elective Capital Improvement and Landlord is able to prevent such Elective Capital Improvement from being performed or charged to Tenant, then Tenant shall not be required to pay for the same. If Landlord is not able to prevent such Elective Capital Improvement from being performed, then (i) if such Elective Capital Improvement is for improvements with a useful life determined in accordance with GAAP of less than the then remaining Term and the Renewal Term, if applicable, then Tenant shall pay the cost thereof as Landlord or Tenant is billed therefor or (ii) if such Elective Capital Improvement is for improvements with a useful life determined in accordance with GAAP of greater than the then remaining Term and the Renewal Term, if applicable, then Tenant shall have the option of either (a) paying Landlord in full, as Additional Rent, its pro rata share of such expenditure at the time of such expenditure, based on the length of the then remaining Term and the Renewal Term, if applicable, as compared to the useful life of the improvement, determined in accordance with GAAP, or (b) paying to Landlord, the annual amortized cost of the GAAP useful life of such improvement, plus interest at a market interest rate for an investment grade entity, such amount to be paid to Landlord in monthly installments as Additional Rent for the remainder of the Term.

11.6 Landlord may, from time to time and at its sole cost and expense and without reimbursement from Tenant, make such Changes, as Landlord deems necessary or desirable for the maintenance or upgrade of portions of the Landlord Units comprising the Premises. In connection therewith, Landlord may take all materials into the Premises reasonably required for the performance of such work provided that (a) the level of any Buildings Services shall not decrease (other than to a de minimis extent) from the level provided under this Lease as a result thereof and (b) Tenant is not deprived of reasonable and safe access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such work, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses unless such interference (i) changes, alters or interferes with access to the Premises (except to a de minimis extent), (ii) threatens the health and safety of any occupant of the Premises or (iii) interferes with Tenant’s ability to conduct its business in the Premises (except to a de minimis extent). Landlord acknowledges the continuous, time sensitive and critical nature of certain media production operations performed by Tenant at the Premises, including, without limitation, live and taped broadcasting, on-air systems, live and taped studio shows, distribution and communications systems and equipment and production and other broadcast or production related operations and services, (collectively, “Production Critical Operations”). To the extent Landlord requests access to any portion of the Premises absent an Emergency, Tenant shall notify Landlord within twenty four (24) hours whether such portion of the Premises contains Production Critical Operations. If such portion of the Premises contains Production Critical Operations, Tenant shall, within seventy two (72) hours of the initial request for access to the

Premises by Landlord, allow Landlord and such parties contemplated above access into such portion of the Premises so long as a representative of Tenant is present during such access, and such access does not (other than to a de minimis extent) interfere with Production Critical Operations. Without limiting the foregoing, absent an Emergency, in no event shall Landlord knowingly operate or handle any device in the Premises that could control, interfere with, or in any way disrupt any Production Critical Operations, including, without limitation, any device, system or subsystem that in any way, either directly or indirectly, could have any effect on Tenant’s on-air systems, services or performances. There shall be no abatement of Base Rent or Additional Rent or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord (provided Landlord has complied with this Section 11.6) by reason of inconvenience, annoyance or injury to business arising from Landlord or others performing any such work. Any such work which affects Tenant’s use of the Premises shall be prosecuted to completion by Landlord as expeditiously as reasonably practicable. To the extent any of the foregoing activities requires access to the Premises, Landlord shall give Tenant such prior notice as is reasonable in the circumstances subject further to all Landlord Access Provisions described in Section 15.3 of this Lease.

11.7 Tenant acknowledges that the Premises are subject to the jurisdiction of the Landmarks Preservation Commission (“LPC”). In accordance with Sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, Change or minor work as described in such Sections and such rules may not be commenced within or at the Premises without the prior written approval of the LPC. Tenant agrees to comply with the LPC to the extent applicable to the Premises, including, without limitation, by obtaining any and all required approvals in connection with any Change performed by Tenant in the Premises (in addition to any consent required from Landlord hereunder). Landlord agrees, at Tenant’s cost and expense, to reasonably cooperate with Tenant in Tenant’s efforts to procure any such approvals. Nothing in this Section 11.7 is intended to modify any other requirements in this Lease with respect to Changes.

ARTICLE 12

LANDLORD’S AND TENANT’S PROPERTY;

REMOVAL AT END OF TERM

12.1 All fixtures, equipment, improvements and appurtenances, including utility lines and equipment, attached to or built into the Premises before or after the Commencement Date, whether by or at the expense of Landlord or Tenant, shall be and remain a part of the Premises, and upon the expiration or earlier termination of the Term shall be deemed the property of Landlord and shall not be removed by Tenant except as provided in Section 12.2 of this Lease. All fixtures, equipment, improvements and appurtenances, including utility lines and equipment, attached to or built into the Premises or other Tenant Areas before or after the Commencement Date at the expense of

Tenant, including Special NBC/Designee Property, shall be deemed owned by Tenant until the expiration or earlier termination of the Term.

12.2 Notwithstanding anything to the contrary contained in this Lease, all movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office and studio equipment, whether or not attached to or built into the Premises, which are, or were, installed in the Premises by Tenant (or Tenant’s predecessor in interest as tenant under this Lease, the Original Lease or the Existing Lease) and which can be removed without structural damage to any Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant, or any predecessor in interest thereto, and located in the Premises and any Special NBC/Designee Property (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant throughout the Term and may be removed by Tenant at any time during the Term, provided that if any Tenant’s Property is installed or removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to any Buildings resulting from the installation and/or removal thereof, other than repainting and purely decorative repairs. At or before the Expiration Date, or within thirty (30) days after an earlier termination date of this Lease, Tenant, at its expense, shall remove from the Premises all Tenant’s Property, and Tenant shall repair any damage to the Premises and the Buildings resulting from any installation and/or removal of such Tenant’s Property, such repair to be that which is customary and reasonable assuming that Landlord intends to demolish the interior installation in the Premises after the Expiration Date; provided, however, that Landlord shall have the right to require Tenant to so repair and restore any damage to the Buildings caused by the installation or removal of such Tenant’s Property to the same condition existing on the Commencement Date (subject to ordinary wear and tear) and not merely to the condition that is customary and reasonable assuming that Landlord intends to demolish the interior installation in the Premises after the Expiration Date or such earlier termination date) if (x) Landlord then intends, in good faith, to use or make available for use to third parties such interior installation after the Expiration Date or such earlier termination date, and (y) Landlord gives notice thereof to Tenant on or prior to the ninetieth (90th) day before the Expiration Date or within ten (10) days of such earlier termination date. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or after thirty (30) days following an earlier termination, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord without accountability in such manner as Landlord shall determine, at Tenant’s expense. Notwithstanding anything to the contrary contained in this Article 12, Tenant shall have the right to remove the portions of the pipes and adjacent cement block wall located in the closet on the 6th floor of the Studio Building as more particularly described on Exhibit K (the “Muppet Closet”) provided that such removal does not adversely effect the Building Systems or the structural integrity of the Buildings (except during the removal and replacement of the Muppet Closet); provided further that Tenant repairs and restores any damage to the Buildings caused by such removal of the Muppet Closet to the same condition (absent the artwork being removed) existing on the Commencement Date. Tenant shall obtain the permission of the Condominium Board prior to the removal of the Muppet Closet and such removal must otherwise comply with all applicable Legal Requirements.

12.3 On the Expiration Date or earlier termination date of this Lease, Tenant shall leave the Premises in broom cleaned condition (meaning free of rubbish and trash) but will not be required to restore the Premises, except with respect to any Change or Qualified Change performed on or after the date hereof for television production, studio, broadcast communication and media transmission, cafeteria, gym and any slab penetrations involving more than 750 square feet or other use that would not readily be usable as office space by a third party, which Landlord agreed at the time of installation for removal at Lease expiration (collectively, “Specialty Alterations”), provided, however that no renovation, upgrade, update, replacement or repair of any portion of the Premises currently used for television production, studio, broadcast communication, media transmission, cafeteria or gym shall be designated a Specialty Alteration if such Change does not alter the use of such portion of the Premises, or does not make it more expensive for Landlord to restore or demolish, provided that if any such renovation, upgrade, update, replacement or repair shall make it more expensive for Landlord to restore such portion of the Premises than it would have been had such activity not taken place then, if Tenant agrees to pay said incremental costs and expense of the Landlord, then such renovation, upgrade, update, replacement or repair shall not constitute a Specialty Alteration. Unless Landlord notifies Tenant at the time of Landlord’s approval of plans and specifications that any Specialty Alteration does not have to be removed, then Tenant shall, at its expense, remove such Specialty Alterations not later than such scheduled Expiration Date or within thirty (30) days after the date of any earlier termination of this Lease and shall repair any damage to the Premises or the Buildings arising from such removal to the condition that is customary and reasonable assuming that Landlord intends to demolish the interior installation in the Premises after the Expiration Date or such earlier termination date of this Lease; provided, however, that Landlord shall have the right to require Tenant to so repair and restore any damage to the Buildings caused by the installation or removal of such Specialty Alterations to the condition in which they were delivered to Tenant on the Commencement Date (subject to ordinary wear and tear) and not merely to the condition that is customary and reasonable assuming that Landlord intends to demolish the interior installation in the Premises after the Expiration Date or such earlier termination date of this Lease) if (x) Landlord then intends, in good faith, to use or make available to third parties such interior installation after the Expiration Date, and (y) Landlord gives notice thereof to Tenant on or prior to the ninetieth (90th) day before the Expiration Date or within ten (10) days after such earlier termination date of this Lease. If Tenant fails to comply with its obligations under Section 12.2 of this Lease or this Section 12.3, then Landlord may perform such obligations on behalf of Tenant, provided the reasonable cost and expense of any such removal and the cost of repairing any damage to the Premises or the Buildings arising from such removal, shall be paid by Tenant to Landlord, as Additional Rent, within twenty (20) days after demand (and such obligation shall survive the expiration or earlier termination of this Lease). All Changes other than Specialty Alterations may remain in the Premises upon the expiration or earlier termination of this Lease. The provisions of this Section 12.3 shall survive the scheduled Expiration Date or earlier termination of this Lease.

12.4 At Landlord’s election, prior to or upon expiration of this Lease, Tenant shall reasonably cooperate with Landlord to provide for an orderly transition of the ownership, use and operation of the NBC Systems and Special NBC/Designee Property to Landlord, including, without limitation, consulting with Landlord and its representatives with respect to the NBC Systems and Special NBC/Designee Property, and delivering to Landlord all contracts, service manuals, permits, licenses, inspection certificates, warranties, related equipment and other similar items related thereto in Tenant’s possession; provided that (i) the foregoing shall not be intended to require Tenant to cease, reduce or in any manner curtail Tenant’s operations or systems prior to the Expiration Date and (ii) any period after the Expiration Date during which Tenant is reasonably cooperating with Landlord in connection with such transition shall not be deemed holdover and Tenant shall have no obligation to pay any Rent after the Expiration Date with respect to such transition cooperation occurring after such date even if Tenant or its employees or equipment are still in the Premises due to such transition. Any of Tenant’s out of pocket costs and expenses required in connection with such transition shall be paid by Landlord. Tenant shall have the option to transfer the NBC Systems and all other Special Condominium Facilities in connection with a permitted Transfer in accordance with Article 7 and otherwise in accordance with the Condominium Documents, and subject to the provisions of this Article 12. If Landlord elects to not so have all or any portion of the NBC Systems and Special NBC/Designee Property transferred to Landlord, with respect to the portion not so transferred, Tenant shall be responsible for any removal and/or restoration obligations under the Condominium Documents with respect to such non-transferred portions of the Special Condominium Facilities.

ARTICLE 13

REPAIRS AND MAINTENANCE

13.1 Tenant shall maintain and repair the Premises and the Special Condominium Facilities at its sole cost and expense and in accordance with Section 5.01 of the Unit Owners Agreement. For the avoidance of doubt, except to the extent set forth in this Lease and/or to the extent damage is caused by Landlord or tenants or licensees of Landlord, Landlord shall have no maintenance or repair obligations with respect to the Premises, the Landlord Units, any of the Buildings or any portion thereof, or any Building Systems.

13.2 Neither Landlord nor any Landlord Affiliate shall have any liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner, by reason of any inconvenience, annoyance, interruption or injury to Tenant’s business arising from Landlord’s or the Board’s making any repairs or Changes which the Board or Landlord, as applicable, is permitted to make under this Lease or the Condominium Documents (provided that with respect to Changes made by Landlord, the same are made in accordance with the applicable provisions of this Lease).

13.3 Notwithstanding Sections 13.1 and 13.2 of this Lease, if Tenant has any claim or dispute against the Board in connection with the Board’s repair and maintenance obligations to repair any part of the Buildings including the Premises, then to the extent Landlord’s participation in such dispute is required pursuant to the terms of the applicable Condominium Document, then Landlord agrees to act on Tenant’s behalf in such dispute, provided Tenant pays Landlord’s expenses and indemnifies Landlord in connection therewith.

ARTICLE 14

UTILITIES AND BUILDING SERVICES

14.1 Tenant shall have sole responsibility for all Building Services exclusively serving the Premises and billings for such Building Services, regardless of whether billed by Landlord, the Condominium or directly to Tenant, from a master meter or otherwise, including, without limitation, electricity and heating, ventilation and air conditioning (“HVAC”). Landlord shall cooperate reasonably with Tenant in connection with Tenant’s making arrangements to participate in any incentive programs provided at any time and from time to time by the utility company serving the Buildings (or such other supplier of electricity with which Tenant contracts). Landlord shall cooperate reasonably with Tenant in arranging Tenant’s participation in any such incentive programs in a manner that allows Tenant to realize the entire benefit thereof. Tenant shall pay to Landlord an amount equal to the out-of-pocket costs incurred by Landlord in so cooperating with Tenant, within twenty (20) days after Landlord’s request therefor from time to time.

14.2 Tenant acknowledges that elevator usage, building access, business hours, overtime, cleaning services, security, and life safety systems with respect to the Premises shall be as established by and provided for pursuant to the terms of the Condominium Documents.

14.3 Tenant shall have the right to access and use of the Buildings lobbies in a manner consistent with its use of such lobbies as of the date hereof, subject to and to the extent permitted by the Condominium Documents.

14.4 Landlord and Tenant acknowledge that Tenant has the right to use and access certain Buildings parking in accordance with the terms of the Condominium Documents, including Section 5.02(e) of the Unit Owners Agreement. Landlord is not responsible for the provision or maintenance of any such parking, and has no obligation to ensure such parking remains available to Tenant, subject, however, to Landlord’s obligations under Section 29.4 of this Lease.

14.5 For the avoidance of doubt, the parties acknowledge that Landlord has no obligation to provide any Building Services or other services (and no liability for any interruption of any Building Services or other services) to Tenant with respect to the Premises, other Tenant Areas, the Landlord Demised Units, the Buildings or the Common Elements and that all such services are provided pursuant to the Condominium Documents or otherwise. If Tenant shall have any claim or dispute relating to the provision of such services, such claim or dispute shall be directed to the Board (or as otherwise required by the Condominium Documents), and in no event shall Landlord have any liability or obligation with respect thereto, subject, however, to Landlord’s obligations under Section 29.4 of this Lease to the extent Landlord’s participation in such dispute is required pursuant to the terms of the applicable Condominium Document.

14.6 Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of any Building Services furnished to the Premises for any reason except if attributable to the negligence or willful misconduct of Landlord, nor shall there by any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business whether any Building Service is provided by public or private utility or by any generation system owned and operated by the Condominium.

14.7 Landlord reserves the right to suspend any service when necessary, by reason of Emergencies, or for repairs, alterations or improvements (including work) which, in Landlord’s reasonable judgment, are necessary or appropriate until such Emergency shall cease or such repairs, alterations or improvements (including work) are completed, and Landlord shall not be liable to Tenant for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to notify Tenant of such suspension of service, but shall have no liability to Tenant if it fails to give such notice. Landlord shall use reasonable efforts to restore such service, remedy such situation and minimize any interference with Tenant’s business as expeditiously as possible, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates, or to incur any other overtime costs or additional expenses whatsoever unless such interference (i) interferes with access to the Premises (except to a de minimis extent), (ii) materially interferes with Tenant’s ability to conduct its business or (iii) threatens the health an safety of any occupant in which event Landlord shall incur overtime or premium costs. The exercise of any such right or the occurrence of any such failure by Landlord shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any compensation, abatement, or diminution of Base Rent or Additional Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.

ARTICLE 15

ACCESS, NOTICE OF OCCURRENCES, WINDOWS,

AND NO DEDICATION

15.1 All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Buildings systems, Buildings facilities and common areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Buildings operation, maintenance, alteration and repair. Notwithstanding the foregoing,

Tenant shall continue to have the right to use such above listed areas of the Property to the extent permitted by, and in a manner consistent with, Legal Requirements, Insurance Requirements and the Condominium Documents, and in the manner currently used by Tenant and the Permitted Tenant Parties (including the exclusive right to use the same where the same are otherwise currently used by Tenant exclusively). Without limiting the foregoing, Tenant shall have the right to use (and to permit Permitted Tenant Parties to use) the fire stairs serving the Premises, for purposes of permitting personnel to move among the floors of the Buildings that comprise the Premises (such fire stairs being referred to herein as the “Fire Stairs”). Tenant shall use (or permit other Permitted Tenant Parties to use) the Fire Stairs only to the extent permitted by, and in a manner that is consistent with, Legal Requirements. Tenant shall not have the right to use the Fire Stairs in a manner that prevents free passage therein from floors of the Buildings above the Premises. Nothing contained in this Section 15.1 diminishes Landlord’s right to make installations in the Fire Stairs to limit Tenant’s ability to gain access to portions of the Buildings (other than the Premises) from the Fire Stairs. Tenant shall not have the right to perform any Alterations in the Fire Stairs (except that Tenant shall have the right to install, (x) a security system in the Fire Stairs that seeks to prevent unauthorized persons from entering the Premises from the Fire Stairs, and (y) reasonable finishes in the Fire Stairs (such as floor covering, paint and lighting)).

15.2

(a) Landlord, Landlord’s agents and utility service providers servicing the Landlord Units may, with the prior written consent of Tenant, not to be unreasonably withheld or delayed (except in the case of Emergency in which case no prior consent is necessary), erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the Premises to be reduced beyond a de minimis amount. Any pipes, ducts or conduits installed in or through the Premises, to the extent reasonably practicable, taking into account the nature of the space through which such pipes, ducts and conduits are to be run, shall enter or be concealed behind, beneath or within the existing partitioning, columns ceilings or floors located in the Premises or completely furred at points immediately adjacent to existing partitioning columns or ceilings located in the Premises. Such parties shall not have the right to install any such ducts, pipes or conduits in the Premises as contemplated above unless the installation of any such ducts, pipes or conduits, and the use thereof, does not have a material and adverse effect on either Tenant’s Changes (including, without limitation, the aesthetics thereof), or Tenant’s use or otherwise creates a material risk of interference (other than to a de minimis extent) with Tenant’s Production Critical Operations and occupancy of the Premises for the conduct of Tenant’s business. Subject to the express limitations in subsections (b) through (d) below, as well as the Landlord Access Provisions, Landlord and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, with the prior written consent of Tenant, not to be unreasonably withheld (except in the case of Emergency in which case no prior consent is necessary) (i) to examine the Premises, (ii) to show the Premises to prospective purchasers, mortgagees, Superior Mortgagees and/or Superior Lessors, (iii) during the last twenty-four (24) months of the Term, to show the Premises to prospective tenants and their respective agents and representatives or (iv) to perform Changes to the Premises or the Landlord Units as provided in this Lease (x) as Landlord may deem necessary or appropriate, (y) which Landlord may elect to perform following Tenant’s failure to perform after notice and the applicable grace period (except no notice shall be required in case of Emergency), or (z) to comply with any Legal Requirements or Insurance Requirements, and Landlord shall be allowed to take all material into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent.

(b) Except in an Emergency or in cases where Landlord reasonably believes the activities being conducted in the Secure Areas (as defined below) give rise to a default hereunder, Tenant shall not be required to permit the access to Landlord or any other parties contemplated in subsection (a) above into portions of the Premises that Tenant designates from time to time as an area (a) to which Tenant otherwise limits access to only particular employees who have a particular need to gain access to such areas, and (b) contains materials, infrastructure or equipment in respect of which Tenant has a substantial interest in limiting access thereto (any such area designated by Tenant from time to time being referred to herein as a “Secure Area”, and collectively the “Secure Areas”); provided, however, Tenant will allow Landlord and such parties contemplated in subsection (a) above access into a Secure Area if (i) Landlord provides no less than seventy-two (72) hours prior notice to Tenant as to such request for access, (ii) a representative of Tenant is present during such access, (iii) such access does not (other than to a de minimis extent) interfere with Production Critical Operations and (iv) no such access shall be made during taping or rehearsals. As of the date hereof, such Secure Areas shall include areas shown on Exhibit L attached to this Lease. Tenant shall have the right to provide Landlord with notices, from time to time, updating Exhibit L to reflect additional Secure Areas (and, if applicable removing areas of the Premises that are no longer Secure Areas); provided that in no event may Tenant designate a portion of the Premises as a “Secure Area” unless such additional portion contains facilities or operations that are similar in nature or function to the facilities or operations conducted in Secure Areas on the date hereof.

(c) Landlord shall not exercise Landlord’s rights under this Section 15 to install any wet pipes in, over or under a Secure Area, unless (x) such location is the only practical and available location therefor, and (y) Landlord takes all commercially necessary steps (in accordance with good construction practice) to protect the applicable Secure Area. If any wet pipes are located over any area which are subsequently designated by Tenant as Secure Areas, then Tenant, at Tenant’s sole cost and expense, shall have the right to relocate such wet pipes to a suitable alternate location, in accordance with good construction practice and otherwise in accordance with the provisions of this Lease, and subject to Landlord’s prior approval thereof (which approval Landlord shall not unreasonably withhold, condition or delay).

(d) Any work performed or installations made pursuant to this Article 15 shall be made with due diligence and otherwise pursuant to the provisions of this Lease. Landlord shall (i) promptly repair any damage to the Premises, Tenant Areas, or Tenant’s Property (including, without limitation, any finish work in the Premises)

caused by the work or installations as described in this Section 15, (ii) take reasonable care to safeguard the affected portion of the Premises, Tenant Areas, or Tenant’s Property, (iii) upon completion of such activity, restore the portion of the Premises, Tenant Areas, or Tenant’s Property that are the subject of such activity to substantially the condition existing before such activity, and (iv) not cause a reduction in the usable area of the Premises (other than to a de minimis extent).

15.3 During any access to the Premises by Landlord or its employees, agents, contractors, invitees or licensees under this Lease for any permitted purpose, except in an Emergency (i) such party so entering upon the Premises must give Tenant reasonable prior notice as to such access, (ii) such party so entering upon the Premises shall at all times be accompanied by a representative of Tenant and (iii) such party so entering upon the Premises shall cause as little inconvenience, annoyance and disturbance to Tenant as may be reasonably possible under the circumstances and shall comply with all reasonable safety, security and crisis management policies, as applicable, and procedures as may then be in effect with respect to Tenant’s operations in the Premises of which Landlord is aware. Except in an Emergency, in no event may such access interrupt Production Critical Operations or be made during taping or rehearsals without the consent of Tenant. Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates, or to incur any other overtime costs or additional expenses whatsoever unless such interference (i) materially interferes with access to the Premises, (ii) materially interferes with Tenant’s ability to conduct its business or (iii) threatens the health or safety of any occupant in which event Landlord shall incur overtime or premium costs. The exercise of any such right or the occurrence of any such failure by Landlord shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any compensation, abatement, or diminution of Base Rent or Additional Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise; provided the foregoing shall not relieve Landlord of its obligation to access the Premises in exercising its rights hereunder in accordance with the terms of Section 11.6 and 15.3 of this Lease, as applicable. The provisions of this paragraph are referred to as the “Landlord Access Provisions.”

15.4 If at any time any windows of the Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Buildings, or are permanently darkened or obstructed due to Legal Requirements or Insurance Requirements, or if any part of the Buildings other than the Premises and such common areas as are reasonably required for reasonable and customary access to the Premises is temporarily or permanently closed or inoperable due to Legal Requirements or Insurance Requirements or by the Board under the Condominium Documents, any such occurrence shall not be deemed an actual or constructive eviction and shall have no effect upon Tenant’s obligations under this Lease. Notwithstanding the foregoing, (a) Landlord shall not temporarily darken or obstruct any windows of the Premises unless and only for so long as is reasonably necessary for such repairs, improvements, maintenance and/or cleaning and (b) Landlord shall not permanently darken or obstruct any windows of the Premises unless required by Legal Requirements or Insurance Requirements. Without limiting the foregoing, Landlord shall not have the right to install any signage, billboards or other similar elements designed for purposes of promotion on the exterior of the Buildings which interferes with the views from the windows of the Premises. Tenant agrees that all signs of Landlord as of the date hereof do not violate the foregoing restriction.

15.5 Tenant shall give prompt notice to Landlord of any of the following of which Tenant obtains actual knowledge: (a) any occurrence in or about the Premises for which Landlord is reasonably likely to be liable, (b) any fire or other casualty in the Premises, (c) any damage to or defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord is reasonably likely to be responsible, and (d) any material damage to or defect in any part of the Building’s sanitary, electrical, sprinkler, heating, ventilating, air conditioning, plumbing, elevator or other systems in or passing through the Premises.

15.6 If an excavation is made upon land adjacent to or under the Building, or is authorized to be made, Tenant, upon reasonable advance notice, shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person reasonably deems necessary or desirable to preserve and protect the Buildings from injury or damage and to support same by proper foundations, and same shall not be deemed an actual or constructive eviction and shall have no effect on Tenant’s obligations under this Lease. Landlord shall use commercially reasonable efforts to cause such person to endeavor to minimize interference with Tenant’s access to, or operations in, the Premises.

ARTICLE 16

NON-LIABILITY AND INDEMNIFICATION

16.1

(a) Neither Landlord nor any Superior Lessor nor any Superior Mortgagee (as applicable) shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the gross negligence, willful misconduct or breach of this Lease by Landlord, the Superior Lessor, the Superior Mortgagee or their respective agents, contractors, invitees or employees. Notwithstanding any other provisions in this Lease to the contrary, neither Landlord nor any Superior Lessor nor any Superior Mortgagee shall be liable for any damage caused by other tenants or persons in, on or about the Landlord Units or Buildings.

(b) Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for loss of or damage to any property of Tenant by theft or otherwise (other than in the performance of Landlord’s obligations hereunder or to the extent deriving from gross negligence or willful misconduct on the part of Landlord (or an employee of Landlord acting within the scope of his or her employment)). Except to the extent deriving from gross negligence or willful misconduct on the part of Landlord, and subject to the mutual waivers contained in Section 9.5 of this Lease, Landlord shall not be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or casualty, any damages caused by other tenants or persons in the Buildings or by construction of any private, public, or quasi-public work, or any latent defect in the Premises or in the Buildings.

16.2 Notwithstanding any provision to the contrary, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Landlord Units comprising the Premises and the proceeds thereof (including, without limitation, insurance and condemnation proceeds, security deposits which become the property of Landlord, escrows which become the property of Landlord, Landlord’s interest in this Lease, and the proceeds from any sale or other disposition of the Property), and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease, and if in violation of the foregoing Tenant acquires a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys.

16.3 Tenant shall indemnify and save harmless Landlord, Landlord Affiliates and their respective agents against and from (a) any and all claims, costs or expenses (including, but not limited, to reasonable counsel fees) (i) to the extent resulting from (x) the conduct or management of the Premises or of any business therein or any act or omission of Tenant, its permitted subtenants, Permitted Tenant Parties, patrons or licensees or its or their employees, agents or contractors at the Property (other than that which is caused by Landlord’s gross negligence or willful misconduct), or (y) any work or thing whatsoever done, or any condition created (other than by Landlord, a Landlord Affiliate or any agent, employee, licensee or invitee of Landlord or a Landlord Affiliate, as the case may be, but including any work done by Landlord or a Landlord Affiliate for Tenant’s account in curing a default by Tenant hereunder, if any, and also including work done by or on behalf of Tenant and consented to by Landlord) in or about the Premises or any of the other Tenant Areas during the term of this Lease, or (ii) arising from any negligent or willful misconduct of Tenant or any of its permitted subtenants, patrons or licensees or its or their employees, agents or contractors or any other Permitted Tenant Party, and (b) all reasonable costs, expenses and liabilities actually incurred in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord or any Landlord Affiliate by reason of any such claim, Tenant, upon notice from Landlord, shall, from time to time at the request of Landlord or such Landlord Affiliate, pay all of Landlord’s or such Landlord Affiliate’s reasonable costs and expenses incurred to resist and defend such action or proceeding. Tenant shall also indemnify Landlord or the applicable Landlord Affiliate with respect to a termination of the Sign Period during the Initial Term of this Lease due to Tenant’s default under this Lease including, without limitation, all costs required to reacquire such signage rights. With respect to any matter for which Tenant shall indemnify Landlord or a Landlord Affiliate hereunder, Landlord or such Landlord Affiliate shall not settle or compromise such matter without the consent of Tenant, such consent not to be unreasonably withheld, and if Tenant shall not be resisting and defending such action or proceeding, Landlord or such Landlord Affiliate, upon notice to Tenant, may resist or defend any such action or proceeding, at Tenant’s expense (it being understood that Landlord or such Landlord Affiliate shall use counsel reasonably satisfactory to Tenant, and Landlord’s or Landlord Affiliate’s insurance company counsel shall be deemed satisfactory). Tenant shall have no obligation to indemnify or hold harmless Landlord, Landlord Affiliates and their respective agents pursuant to this paragraph to the extent that any of such claim of a third party results from the gross negligence or willful misconduct of Landlord, Landlord Affiliates or their respective agents.

16.4 Landlord shall indemnify and save harmless Tenant and its agents against and from (a) any and all claims, costs or expenses (including, but not limited, to reasonable counsel fees) arising from any gross negligence or willful misconduct or bad faith acts of Landlord or GECC or its or their employees, agents or contractors and (b) all reasonable costs, expenses and liabilities actually incurred in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall, from time to time at the request of Tenant, pay all of Tenant’s reasonable costs and expenses incurred to resist and defend such action or proceeding. With respect to any matter for which Landlord shall indemnify Tenant hereunder, Tenant shall not settle or compromise such matter without the consent of Landlord, such consent not to be unreasonably withheld, and if Landlord shall not be resisting and defending such action or proceeding, Tenant upon notice to Landlord may resist or defend any such action or proceeding, at Landlord’s expense (it being understood that Tenant shall use counsel reasonably satisfactory to Landlord, and Tenant’s insurance company counsel shall be deemed satisfactory). Landlord shall have no obligation to indemnify or hold harmless Tenant and its agents pursuant to this paragraph to the extent that any of such claim of a third party results from the gross negligence or willful misconduct of Tenant, Tenant Affiliates or their respective agents.

16.5 If any claim, action or proceeding is made or brought against a party indemnified under Sections 16.3 or 16.4 of this Lease (“Indemnitee”), then upon demand by Indemnitee, the indemnifying party (“Indemnitor”), at Indemnitor’s sole cost and expense, shall resist or defend such claim, action or proceeding in Indemnitee’s name, if necessary, by the attorneys for Indemnitor’s insurance carrier (if such claim, action or proceeding is covered by insurance), or otherwise by such attorneys as Indemnitee shall approve, which approval shall not be unreasonably withheld, conditioned or delayed, and Indemnitee shall cooperate, at no cost to itself unless reimbursed by Indemnitor, with Indemnitor’s counsel or such insurance carrier, in the defense of such claim. Indemnitee shall not enter into any settlement of any such claim without the prior written consent of Indemnitor. Indemnitee shall notify Indemnitor promptly of any claim, action or proceeding made or brought against Indemnitee as to which indemnification may be sought hereunder. If Indemnitee shall fail to timely notify Indemnitor of a claim and, as a result of such failure, Indemnitor’s insurance coverage is prejudiced, or Indemnitor is otherwise materially prejudiced in the defense of such claim, Indemnitor shall be released from its obligation to indemnify Indemnitee, but only to the extent of such prejudice. The Indemnitor shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of each Indemnitee, which consent shall not be unreasonably withheld or delayed. To the extent any Indemnitee declines to consent to a bona fide offer of settlement or compromise proposed by Indemnitor which fully exonerates the Indemnitee, provides for no admission of guilt by the Indemnitee and which does not have an adverse affect on Indemnitee’s reputation, the Indemnitor shall continue to defend, but the amount of such offer of settlement shall be the limit of the Indemnitor’s liability with respect to such claim, action or proceeding with respect to the Indemnitee that declined such offer. Unless each Indemnitee otherwise consents, such judgment, award or settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff to each accepting Indemnitee of a release from all liability in respect of such claim, action or proceeding and such settlement shall entail no adverse effects upon each Indemnitee, either directly or indirectly.

16.6 Landlord and any Landlord Affiliate, on the one hand, and Tenant, on the other hand, may be jointly and severally liable under the Unit Owners Agreement for the performance of obligations relating to or arising out of their ownership and/or occupancy of any portions of the Buildings. The parties acknowledge and agree that to the extent such obligation(s) are (i) the result of any act or omission of Tenant or any other party Tenant invited to the Premises, Tenant shall reimburse Landlord for any costs or expenses incurred by Landlord with respect to such obligation(s), and (ii) the result of any act or omission of Landlord, any such Landlord Affiliate or any other party invited to the Landlord Units, Landlord shall reimburse Tenant for any costs or expenses incurred by Tenant with respect to such obligation(s).

ARTICLE 17

DAMAGE OR DESTRUCTION

17.1

(a) If any Building is partially or totally damaged or destroyed by fire or other casualty (and this Lease is not terminated as provided in this Article 17), the Premises shall be restored by the Board to the extent required by the terms of the Condominium Documents, and neither party shall have the right to terminate this Lease (and there shall be no abatement of Base Rent or Additional Rent); provided, however, if the Board determines not to restore the Premises so as to permit Tenant to continue to operate therein in substantially the same manner it had prior to such casualty (to the extent permitted by the Condominium Documents), then this Lease shall be deemed to automatically terminate upon the date of such determination by the Board, and Base Rent and any Additional Rent payable under Article 1 shall be abated as of such date. Landlord agrees that up until the final two (2) years of the Term, it will honor any request made by Tenant to Landlord to vote all of its condominium interests in the Buildings in favor of restoration in the event of any casualty affecting the Premises or Tenant’s use thereof or access thereto.

(b) In the event that during the last two (2) years of the Term over twenty-five percent (25%) of any particular portion or portions of the Premises used by Tenant for Production Critical Operations are damaged or destroyed by any casualty so as to materially interfere with the Production Critical Operations then being performed at such portion of the Premises and same cannot be restored within six (6) months of the occurrence of such casualty, then Tenant shall have the option, upon notice to Landlord within twenty (20) days of such casualty, to terminate this Lease with respect to such portion or portions of the Premises damaged by such casualty. From and after the effective date of any termination pursuant to this Section 17.2, (i) the Base Rent as set forth in Article 1 shall be reduced by an amount equal to the product of Base Rent then being paid by Tenant hereunder per square foot and the number of square feet of the applicable portion of the Premises that constitutes the terminated space, (ii) no Additional Rent shall be thereafter payable with respect to such terminated space, and (iii) the Premises shall no longer include such terminated space.

(c) The parties acknowledge that any restoration under this Article 17 is the sole obligation of the Board in accordance with the Condominium Documents, and neither party shall be responsible for any restoration to the Buildings or the Premises, unless, and to the extent, such party is obligated to restore the Premises under the Condominium Documents it being agreed that (i) Tenant shall be liable for any restoration obligations imposed upon Landlord as a result of any act or omission with respect to the Premises by Tenant or any other party Tenant invited to the Premises and (ii) Landlord shall be liable for any restoration obligations imposed upon Tenant as a result of any act or omission with respect to the Premises by Landlord or any other party Landlord invited to the Premises.

17.2 This Lease shall not terminate in the event of fire or other casualty except as set forth in Section 17.1 of this Lease, and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of any Building pursuant to this Article 17.

17.3 Landlord will not carry insurance of any kind on Tenant’s Property and shall not be obligated to repair any damage to or replace Tenant’s Property unless such damage was caused by the gross negligence or willful misconduct of Landlord or its employees, invitees, agents or contractors. Tenant will not carry insurance of any kind on the Buildings, Premises or Landlord’s other real or personal property and shall not be obligated to repair any damage to or replace such Landlord property unless such damage was caused by the gross negligence or willful misconduct of Tenant or any Permitted Tenant Party or their respective employees, invitees, agents or contractors.

17.4 The provisions of this Article 17 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any successor or other law of like import, now or hereafter in force, shall have no application in such case and are hereby waived by the parties hereto.

ARTICLE 18

EMINENT DOMAIN

18.1

(a) Except as otherwise provided in Section 18.5 of this Lease, if all or substantially all of the Buildings or the Premises, or all reasonable means of access thereto, are taken by condemnation or in any other manner for any public or quasi-public use or purpose and the Board elects not to restore the Premises (to the extent permitted by the Condominium Documents), this Lease shall terminate as of the date of vesting of title on such taking (“Date of Taking”), and Base Rent and any Additional Rent payable under Article 1 shall be abated as of such date.

(b) If all or substantially all of the Studio Building is taken by condemnation or in any other manner for any public or quasi-public use or purpose:

(i) this Lease shall terminate as of the Date of Taking with respect to the Studio Building;

(ii) Tenant shall have the option for a period of one (1) year from the Date of Taking of the Studio Building, by giving Landlord six (6) month’s prior written notice, to terminate this Lease with respect to all or any portion of the West Building or the East Building that had been used in connection with the operation of the studio space prior to the Date of Taking (but in no event more than 388,231 square feet in the aggregate) so long as any such termination is for full floor segments and does not create any additional non-contiguous floors in a the applicable Building;

(iii) Tenant shall have the option during the period that is no sooner than three (3) years but not later than four (4) years from the Date of Taking of the Studio Building, by giving Landlord twenty four (24) month’s prior written notice, to terminate all or any portion of the East Building so long as such termination is for full floor segments and does not create any additional non-contiguous floors in the East Building;

and, in each case, upon such termination, no party shall have any further rights or obligations with respect to the terminated space as of the applicable termination date (including without limitation, the obligation to pay Base Rent and Additional Rent under Article 1), other than those specific rights or obligations which explicitly survive the termination of this Lease. For the avoidance of doubt, this Lease shall remain in full force and effect with respect to all portions of the Premises not terminated by Tenant in accordance with the terms of this Section 18.1.

18.2 In the event of any other taking of the Premises other than as provided in Section 18.1 of this Lease and Section 18.5 of this Lease, this Lease shall continue in full force and effect, provided, however, upon such partial taking and this Lease continuing in force as to any part of the Premises, each of Base Rent and Additional Rent shall be equitably adjusted according to the rentable area remaining.

18.3 Except as otherwise provided in Section 18.5, Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease or otherwise and Tenant shall receive no part of such award. Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to all such awards or payments. The foregoing, however, shall not preclude Tenant from recovering a separate independent award for Tenant’s Property, Tenant’s unamortized Changes, alterations, work or installations in the Premises expenses, moving expenses and/or the loss of the value of Tenant’s leasehold estate.

18.4 Except as otherwise provided in Section 18.2 of this Lease or Section 18.5 of this Lease, in the event of any taking of less than the whole of the Buildings and/or Land which does not result in termination of this Lease, the Premises shall be restored by the Board in accordance with the terms of the Condominium Documents. The parties acknowledge that any restoration under this Article 18 is the sole obligation of the Board in accordance with the Condominium Documents, and Landlord shall not be responsible for any restoration of the Buildings or the Premises.

18.5 If the temporary use or occupancy of all or any part of the Premises is taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the Term shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease (except to the extent prevented from so doing by reason of such taking). In such event Tenant shall be entitled to claim, prove and receive the entire award for such taking unless the period of temporary use or occupancy extends beyond the Expiration Date, in which event Landlord shall be entitled to claim, prove and receive that portion of the award attributable to the restoration of the Premises and the balance of such award shall be apportioned between Landlord and Tenant as of the Expiration Date. If such temporary use or occupancy terminates prior to the Expiration Date, Tenant, at its own expense, shall restore the Premises as nearly as possible to its condition prior to the taking. Notwithstanding any provision of this Article 18 to the contrary, a temporary taking of more than one hundred eighty (180) days shall be deemed a permanent taking for the purposes hereof.

ARTICLE 19

SURRENDER AND HOLDING OVER

19.1 Subject to the provisions of Section 12.4 of this Lease, on the Expiration Date or on any earlier termination of this Lease or on any lawful reentry by Landlord on the Premises, Tenant shall quit and surrender the Premises to Landlord “broom clean” and in the same order, condition and repair as on the Commencement Date, except for ordinary wear and tear, damage or destruction by fire and other casualty which Tenant is not obligated to repair or restore under this Lease, and Tenant shall remove all Tenant’s Property therefrom except as otherwise expressly provided in this Lease and Tenant shall comply in all respects with Section 12.3 of this Lease. No act or thing done by Landlord or its agents or employees shall be deemed an acceptance of a surrender of this Lease or the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

19.2 Subject to the provisions of Section 12.4 of this Lease, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, Tenant shall pay to Landlord for each month (or part thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the greater of (i) one and one-half (1 and 1/2) times the Base Rent and Additional Rent payable under this Lease for the last full calendar month of the term and (ii) the then Fair Market Rent (determined in the same manner as set forth in Article 32 of this Lease) attributable to the Premises, the collection of which sums shall be treated as liquidated damages and be the sole remedy to Landlord, provided that Tenant shall also indemnify Landlord against any actual realized damages incurred by Landlord as a result of the failure of Landlord to deliver any portion of the Premises in a timely manner to a third party tenant pursuant to an executed, valid and binding existing lease of such portion of the Premises between Landlord and such third party tenant, a copy of which has been provided to Tenant not less than one hundred twenty 120 days in advance of the Expiration Date; provided that any claim by Landlord under this Section 19.2 shall be reduced by the amount of damage that could have been avoided by Tenant had such one hundred twenty 120 day notice been provided as required above. Nothing contained in this Section 19.2 shall (i) imply any right of Tenant to remain in the Premises after the termination of this Lease without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser. Immaterial amounts of Tenant’s Property remaining on the Premises shall not, in and of itself, constitute a holding over of the Premises by Tenant, subject to the provisions of Section 12.2 of this Lease.

19.3 Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any similar or successor law of same import then in force, in connection with any holdover proceedings which Landlord may institute to enforce the terms and conditions of this Lease.

ARTICLE 20

DEFAULT

20.1 This Lease is subject to the limitations that:

(a) if Tenant fails to pay when due any installment of Base Rent or Additional Rent and such default shall continue for five (5) Business Days after notice of such default is given to Tenant, provided, however, Tenant shall be entitled to no more than one notice of such late payment per twelve (12) month period, or

(b) if Tenant fails to comply with any of its obligations hereunder so as to cause a default beyond applicable notice and/or grace periods, if any, under any Superior Lease (other than the Overlease), any Superior Mortgage or any of the Condominium Documents; or

(c) if Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within one hundred eighty (180) days, provided further that if such default is not cured within such one hundred eighty (180) day period, and Tenant continues to be current with respect to all Rent, and Tenant delivers to Landlord a proposal, reasonably acceptable to Landlord, which in good faith describes how Tenant intends to remedy such default, and the timeframe therefor, then as long as no Event of Default has occurred hereunder and Tenant diligently pursues such cure Landlord shall allow Tenant such additional time to cure such default as was proposed by Tenant and agreed to by Landlord, or

(d) if Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent entity, or files any petition or answer seeking any reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator, custodian or other similar official for Tenant or for all or any part of Tenant’s property, or

(e) if a court of competent jurisdiction enters an order, judgment or decree adjudicating Tenant bankrupt, or appoints a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approves a petition filed against Tenant seeking reorganization or arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof, or

(f) if Tenant shall cause a termination or expiration of the Sign Period during the Initial Term of this Lease; provided that Tenant shall not be deemed to have caused a “termination or expiration of the Sign Period” if Tenant’s leasing or occupancy of the Premises fail to meet the requirements of the Unit Owners Agreement related to the Sign Period due to a full or partial termination of this Lease due to a casualty or a condemnation, or

(g) if any event occurs or any contingency arises whereby this Lease, by operation of law or otherwise, devolves upon or passes to any person other than Tenant, except as expressly permitted by Article 7, then, in any of said cases (each, an “Event of Default”), Landlord may give to Tenant a notice of intention to terminate this Lease at the expiration of five (5) Business Days from the date of the service of such notice of intention, and upon the expiration of said five (5) Business Day period this Lease, whether or not the Term had commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 22; provided, however that such five (5) Business Day period shall not apply to an Event of Default described in clauses (d) or (e) above, upon the occurrence of which this Lease shall immediately terminate.

ARTICLE 21

RE-ENTRY BY LANDLORD

21.1 If this Lease terminates as set forth in Article 20, Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor except for its gross negligence or willful misconduct), and may repossess the Premises and dispossess Tenant and any other persons or entities from the Premises and safely remove any and all of their property and effects from the Premises.

21.2 Upon the breach or written threatened breach by Tenant, or any persons or entities claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have all remedies available under this Lease and at law (including, without limitation, those available in equity), except to the extent expressly limited hereunder. The rights to invoke the remedies set forth above shall be cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity. Notwithstanding any remedy to which Landlord may become entitled in equity or at law, Landlord hereby waives any right it may have to enjoin or seek to enjoin the development, production, exhibition, promotion and/or distribution of any production that had been filmed at the Premises. Notwithstanding the foregoing, Landlord retains all of its traditional Landlord rights and remedies.

ARTICLE 22

DAMAGES

22.1 If this Lease is terminated under the provisions of Article 20, and/or if Landlord re-enters the Premises under the provisions of Article 21, or in the event of the termination of this Lease, and/or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, (i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant prior to the date of termination; (ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord; and (iii) Tenant shall pay to Landlord as damages, in monthly installments, on the days specified in this Lease for payment of installments of Base Rent, and/or any Deficiency (as defined herein); it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding.

22.2 Whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Base Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by three and seventy-five hundredths percent (3.75%) (on a compounded basis)) exceeds the then Fair Market Rent (determined in the manner provided in Article 32 of this Lease) of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to the then base rate) less the aggregate amount of Deficiencies, if any, theretofore collected by Landlord for the same period. If, before presentation of proof of such damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord to an unaffiliated and independent third party, in an arm’s length transaction, for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

22.3 Landlord shall have the right, but not the obligation, to relet the Premises or any part thereof at such rental or rentals and upon such other terms and conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, shall determine. Landlord shall not be liable in any way for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof is relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease, provided that any such failure to collect is not the result of intentional conduct in order to evade any credit otherwise due to Tenant hereunder.

22.4 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if this Lease had not so terminated or had Landlord not so re-entered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default of Tenant hereunder. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount is greater than, equal to, or less than any of the sums referred to in Section 22.1 of this Lease. Except as provided in Section 19.2 of this Lease, in no event shall either party be entitled to consequential or special damages as a result of any breach or default hereunder.

For purposes hereof, “Deficiency” shall mean the difference between (a) the Base Rent and Additional Rent for the period in question, and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs.

22.5 In addition, if this Lease is terminated under the provisions of Article 20, and/or if Landlord re-enters the Premises under the provisions of Article 21, Tenant agrees that:

(a) the Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord on the Expiration Date,

(b) Tenant shall have performed prior to any such termination or re-entry any obligation of Tenant contained in this Lease for the making of any Change or for restoring or rebuilding the Premises or the Buildings, or any part thereof, and

(c) for the breach of any obligation of Tenant set forth above in this Section 22.5, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover from Tenant as and for liquidated damages therefor the reasonable cost of performing such obligation (as estimated by an independent third-party contractor selected by Landlord).

22.6 Tenant shall indemnify and save harmless Landlord, Landlord Affiliates and their respective agents against and from any and all claims, costs or expenses (including, but not limited, to reasonable counsel fees) resulting from any material breach, violation or non-performance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

ARTICLE 23

WAIVERS

23.1 Tenant, on behalf of itself and any and all persons or entities claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons or entities might otherwise have under any Legal Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, or (B) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry,” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

23.2 If an Event of Default has occurred, Tenant waives its right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items which are then due and outstanding under this Lease as Landlord sees fit, irrespective of any designation or request by Tenant as to the items to which any such payments shall be credited.

23.3 To the maximum extent permitted by law, Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises, or the enforcement of any remedy under any statute, emergency or otherwise.

23.4 Tenant shall not interpose any counterclaim in any summary proceeding commenced by Landlord to recover possession of the Premises (other than mandatory counterclaims or those which would be waived or deemed waived if not interposed) and shall not seek to consolidate such proceeding with any action which may have been or will be brought by Tenant or any other person.

23.5 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations contained in this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations contained in this Lease or of the right to exercise such election, but same shall continue and remain in full force and effect in respect of any subsequent breach, act or omission. The receipt by Landlord of Base Rent or Additional Rent with knowledge of breach by

Tenant of any obligation contained in this Lease shall not be deemed a waiver of such breach.

ARTICLE 24

CURING TENANT’S DEFAULTS AND COSTS OF ENFORCEMENT

24.1 If Tenant defaults in the performance of any of Tenant’s obligations under this Lease and such default is not cured after notice and the expiration of the cure period provided in Section 20.1 of this Lease, if any, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform same for the account and at the reasonable expense of Tenant. Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all reasonable costs, expenses and disbursements of every kind and nature, including reasonable attorneys’ fees and disbursements, involved in collecting or endeavoring to enforce any rights against Tenant, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after default by Tenant or upon the Expiration Date or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Section 24.1 at this Lease Interest Rate, may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and such amounts shall be due and payable within twenty (20) days after rendition of any bill or statement to Tenant therefor, together with copies of relevant bills, receipts, invoices and other backup documentation in reasonable detail. Landlord shall receive no profit in connection with such performance. The “self help” rights of Landlord under this Section 24.1 and elsewhere in this Lease may be exercised by either Landlord or the Board; provided, however, this is not intended to diminish the Board’s rights under the Condominium Documents.

ARTICLE 25

BROKER

25.1 Each of Tenant and Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate commissions or fee which would be payable in connection with the making and entering into of this Lease. Tenant and Landlord hereby each indemnify, defend, and hold harmless the other party from the payment of any such claims for commissions or fees arising from the indemnifying party’s contacts with a claiming broker or agent.

ARTICLE 26

NOTICES

26.1 Any notice, consent, approval or other communication required or permitted to be given by either party to the other or to any Superior Lessor or any

Superior Mortgagee (collectively, “Notices” and individually, “Notice”) must be in writing and, except as otherwise provided in the succeeding Sections, shall be deemed to have been properly given only if sent by (i) nationally-recognized receipted overnight courier service or (ii) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, in either case addressed to Landlord as the receiving party at its address set forth at the head of this Lease (Attention: Scott A. Dorn at 3135 Easton Turnpike, Fairfield, CT 06828 with a copy to GE Capital Real Estate, 901 Main Avenue, Norwalk, CT 06851 and another copy to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, Attention: Head of Real Estate Group, or to Tenant as the receiving party at the Premises (Attention: Vice President, Corporate Real Estate), and addressed to any Superior Lessor or any Superior Mortgagee to it at the last address of which Landlord or Tenant (whichever may be giving the Notice) was notified. In addition, copies of all notices to Tenant shall be sent simultaneously (and by the same method) to:

Tenant as the receiving party at the Premises (Attention: Vice President, Corporate Real Estate)

and to:

NBCUniversal Media, LLC

30 Rockefeller Plaza

New York, New York 10112

Attention: Law Department

and to:

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103-2838

Attention: General Counsel

and to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Thomas Patrick Dore, Jr.

A Notice shall be deemed to have been given upon actual receipt (with rejection of delivery by addressee to constitute receipt). Either party may, by notice as aforesaid, designate a different address for Notices intended for it. At any time that Tenant consists of more than one person, a Notice to Tenant shall be effective if given to any one of said persons.

26.2 Any Notice may be given by hand delivery in case of an Emergency or in case United States certified and registered mail are both not then operating. Such Notices will be deemed given on actual receipt (with rejection of delivery by addressee to constitute receipt).

26.3 (a) Landlord shall have the right to assume that any Notice from Tenant signed by any person purporting to be an officer of Tenant if Tenant is a corporation, member of Tenant if Tenant is a limited liability company or a partner in Tenant if Tenant is a partnership is duly authorized and approved by and binding on Tenant, and Tenant shall be bound by such Notice whether or not the person signing the Notice was actually authorized and approved by Tenant.

(b) Tenant shall have the right to assume that any Notice from Landlord signed by any person purporting to be an officer of Landlord if Landlord is a corporation, member of Landlord if Landlord is a limited liability company or a partner in Landlord if Landlord is a partnership is duly authorized and approved by and binding on Landlord, and Landlord shall be bound by such Notice whether or not the person signing the Notice was actually authorized and approved by Landlord.

ARTICLE 27

ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS,

AND MEMORANDUM OF LEASE

27.1 Each party shall, at any time and from time to time, as requested by the other party, upon not less than ten (10) Business Days’ prior notice, to execute and deliver to the other a statement certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any Renewal Option granted to Tenant pursuant to the provisions of this Lease have been exercised, (b) the dates to which the Base Rent and Additional Rent have been paid and the amounts thereof, and (c) whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

27.2 Tenant shall deliver to Landlord copies of Tenant’s annual Profit and Loss Statements as reasonably requested by Landlord provided, however, for any period of time when (i) Landlord or any Landlord Affiliate is entitled to (and does) receive such financial statements of Tenant pursuant to transactions contemplated by the Master Agreement and/or (ii) Tenant’s financial statements are publicly filed pursuant to Legal Requirements, the requirement to deliver such financial statements under this Lease shall be deemed satisfied. Notwithstanding the foregoing, Tenant’s obligation to provide financial statements shall only require Tenant to provide Landlord the most recent statements prepared by Tenant in its ordinary course of business and shall not require Tenant to update or specially prepare any such statements specifically for

Landlord hereunder. Landlord agrees that any non-public information contained in financial statements delivered to Landlord or any Landlord Affiliate pursuant to this Lease shall be maintained confidentially, and Landlord or any Landlord Affiliate will not disclose the contents of such financial statements to any third party that is not a Landlord Affiliate without the prior written consent of Tenant, except to the extent required by subpoena, court order, regulatory or similar process, or as otherwise required by Legal Requirements.

27.3 Tenant shall not record this Lease; however, at the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver (a) a memorandum with respect to this Lease sufficient for recording in the form of Exhibit M attached hereto and made a part hereof, and (b) any transfer tax returns that are required to accompany such memorandum for recording purposes (it being understood that the party making such request shall pay the recording charges and any transfer taxes or fees due in connection therewith). Such memorandum shall not, in any circumstance, be deemed to change the provisions of, or be deemed a construction of, this Lease. After the terms set forth in such memorandum are supplemented or if the terms in this Lease change, promptly after the request of either party hereto, the other party shall execute, acknowledge and deliver an amendment to such memorandum for recording (it being understood that the party making the request shall be responsible for the recording charges).

ARTICLE 28

FORCE MAJEURE

28.1 This Lease and the obligations of Tenant to pay Base Rent and Additional Rent hereunder and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall not be affected, impaired or excused by reason of the occurrence of any “force majeure” or similar event.

ARTICLE 29

CONSENTS AND ENFORCEMENT OF CONDOMINIUM DOCUMENTS

29.1 Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not be entitled to make, and Tenant shall waive, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment.

29.2 Whenever either party’s reasonable consent, reasonable approval or other reasonable action is required under this Lease, such consent, approval or action shall not be unreasonably conditioned or delayed.

29.3 With respect to any action or omission of Tenant which requires consent under the Condominium Documents and which also requires Landlord’s consent hereunder, if the Board shall give its consent to any such action or omission, then Landlord shall not unreasonably withhold its consent thereto.

29.4 Landlord agrees to use commercially reasonable efforts to enforce the rights of Landlord under the Condominium Documents with respect to the other Condominium Parties including, without limitation, the Board, for the benefit of Tenant and, further, with respect to any other matters related to the Premises, Tenant Areas or other areas of the Building or Property, irrespective of any provisions not expressly incorporated herein by reference and which are not inconsistent with other provisions of this Lease, upon Tenant’s written request therefor (and to forward to Condominium Parties any notices or requests for consent as Tenant may reasonably request), to the extent failure to do so would reasonably be expected to cause a material adverse effect on the use of the Premises by Tenant and its operations at the Premises; provided that Tenant shall indemnify Landlord and pay Landlord’s expenses in connection therewith.

ARTICLE 30

RENT REGULATIONS

30.1 If any Base Rent or Additional Rent shall become uncollectible, reduced or required to be refunded because of any Legal Requirements, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord reasonably requests and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, whether during the Term or after the Expiration Date, (a) Base Rent and Additional Rent shall be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the Base Rent and Additional Rent that would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rent and additional rent actually paid by Tenant during the period such legal rent restriction was in effect.

ARTICLE 31

MISCELLANEOUS

31.1 Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements except to the extent that they are expressly set forth in this Lease. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties and which is entered into after full investigation.

31.2 No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.

31.3 Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 7 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Section 31.3 shall not be construed as modifying the conditions of limitation contained in Article 20. No provision in this Lease shall be construed for the benefit of any third party except as expressly provided herein.

31.4 Submission by either party of this Lease or other documents pertaining to the subject matter hereof for review and/or execution by the other party hereto shall not confer any rights or impose any obligations on either party unless and until both parties execute this Lease and duplicate originals thereof are delivered to the respective parties.

31.5 Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Lease or the application thereof to any person or circumstance, for any reason and to any extent, is invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Except as set forth herein, each obligation of Tenant under this Lease shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

31.6 Except as expressly provided otherwise in this Lease, Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York located in New York County or the federal courts of the Southern District of New York and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that, to the extent permitted by applicable Legal Requirements, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by applicable Legal Requirements, shall be necessary in order to confer jurisdiction upon it in any such court.

31.7 All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

31.8 This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof.

31.9 Tenant represents and warrants that:

(a) Tenant is authorized to enter into this Lease and the execution of this Lease will not constitute a violation of any internal by-law, agreement or other rule of governance;

(b) the person executing on Tenant’s behalf is duly authorized, no other signatures are necessary and Tenant shall supply Landlord with written documentation evidencing such authority upon or prior to Tenant’s execution of this Lease;

(c) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(d) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly of behalf of, any such person, group, entity or nation.

31.10 Landlord represents and warrants that:

(a) Landlord holds a leasehold interest and the entire reversionary interest in the Landlord Demised Units, free and clear of all recorded mortgages; provided, however, Landlord or a Landlord Affiliate is in possession of that certain unrecorded Mortgage, Assignment of Leases and Rents and Security Agreement (the “Mortgage”) dated as of July 17, 1996, in the principal amount of $447,000,000 originally made by NBC Trust No. 1996A, as mortgagor, and National Broadcasting Company, Inc. and General Electric Company, as additional mortgagors, to Greenwich Funding Corp., CSL Funding I Corp. and CSL Funding II Corp., as lenders, which Landlord is unable to locate at this time; as a result of the foregoing, Landlord covenants and agrees that Tenant’s rights, privileges and quiet enjoyment under this Lease shall not in any way be impaired because of the existence of the Mortgage or the exercise of any remedies thereunder;

(b) Landlord is authorized to enter into this Lease and the execution of this Lease will not constitute a violation of any internal by-law, agreement or other rule of governance;

(c) the persons executing on its behalf are duly authorized and that no other signatures are necessary;

(d) Landlord is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(e) Landlord is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly of behalf of, any such person, group, entity or nation.

31.11 The parties shall agree that the material provisions of this Lease shall be maintained on a confidential basis, except (i) to the extent that disclosure may be required by subpoena, court order, regulatory or similar process, or as otherwise required by applicable Legal Requirements, or as reasonably required for each party’s respective advisors and attorneys, but only upon prior notice to the other party, (ii) to the extent reasonably necessary to enforce such party’s rights hereunder, (iii) any disclosures that are reasonably necessary to comply with rules of the Securities and Exchange Commission or any stock exchange applicable to a public company or (iv) to the extent reasonably required in connection with such party’s books and records being audited, and all agree to hold the information confidential. The parties shall agree that to the extent any party provides this Lease to a third party reasonably necessary in connection with such party’s financing, selling, leasing, or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party’s Affiliate), such party shall require the receiving party to sign a customary form confidentiality agreement before the provision of this Lease to such third party. If applicable legal requirements require Landlord or Tenant to file a copy of this Lease in a manner that provides the general public with access thereto, then such party shall file a copy hereof that is redacted to remove the material economic terms hereof to the extent reasonably practicable and to the extent permitted by such applicable requirements. Except to the extent required by applicable Legal Requirements (including in connection with required public securities disclosures), neither party shall make any public announcement or disclosure concerning this Lease or its provisions without the prior approval of the other party, except to a Superior Mortgagee or Superior Lessor or as otherwise expressly provided for in this Lease. Notwithstanding anything to the contrary contained in this Section 31.11, each party may acknowledge the existence of this Lease and its respective interests in the Premises so long as such acknowledgement does not disclose any of the material terms of this Lease.

31.12

(a) Except as provided below in this Section 31.12 and in Article 33 hereof, nothing in this Lease shall restrict Landlord’s right to sell any or all of Landlord Demised Units subject to (i) the existence of this Lease and (ii) the transfer restrictions in the Condominium Documents and the allocation of transfer rights thereunder as between Landlord and Tenant in this Lease. Notwithstanding the foregoing or anything else contained in this Lease, if Tenant shall be leasing at least 650,000 square feet of the Premises at the time or has previously committed to leasing at least 650,000 square feet of the Premises pursuant to Article 32, as applicable, Landlord shall not sell, transfer, assign or otherwise transfer its ownership interest in any of the Landlord Demised Units to any Tenant Competitor.

(b) To the extent any space within the Landlord Units is no longer occupied by Tenant (the “Vacant Space”), such Vacant Space may be used by future occupant(s), including, but not limited to any Tenant Competitor; provided that Landlord shall prohibit any future occupant(s) of such Vacant Space from having the right to:

(i) conduct any Broadcast or other video production activities from any area of the Building or the Center, except within the Vacant Space;

(ii) display any signs, symbols, or logos commonly identified with such occupant or its Broadcast or other video production operations on the exterior of the Buildings or otherwise visible from the street or any other public area of the Buildings;

(iii) use Protected Zone Images in any Broadcast or other video production activities; or

(iv) mention, either within any Broadcast, or other video production activities or in any publicity or promotion materials, that such occupant is Broadcasting or producing video from the Buildings or the Center (clauses (i) – (iv) of this Section 31.12(b) collectively, the “Vacancy Restrictions”));

provided, however, the Vacancy Restrictions shall not prohibit any future occupants under this Section 31.12(b) from any other studio use within the Vacant Space. Notwithstanding anything to the contrary contained in this Section 31.12(b), if at any time Tenant occupies less than 235,000 square feet of the Studio Building, then none of the Vacancy Restrictions shall apply to any future occupant of Vacant Space within the Studio Buildings and Landlord shall have no obligation to prohibit any such future occupant from complying with the Vacancy Restrictions. Capitalized terms used in this Section 31.12 and not otherwise defined in this Section 31.12(b) shall have the meanings ascribed to such terms in the DCR. In addition, if Tenant occupies less than 300,00 square feet of the Premises, the Vacancy Restrictions will no longer apply to any portion of the Landlord Units.

31.13 No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance or surrender of the Premises.

31.14 Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Property. All vaults and vault space and all other space outside the boundaries of the Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked, or if the amount of such space shall be diminished as required by any governmental authority or by any public utility company, such revocation, diminution or requisition shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any abatement or diminution of Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord. Any fee, tax or charge imposed by any governmental authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant as Additional Rent.

31.15 All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

ARTICLE 32

RENEWAL OPTIONS

32.1 Renewal Options.

(a) Provided that (i) on the date Tenant exercises the First Renewal Option (as hereinafter defined) and at the commencement of the First Renewal Term (as herein after defined) this Lease shall not have been terminated, and no Event of Default shall have occurred and be continuing under this Lease, (ii) Tenant shall have notified Landlord in writing (the “Exercise Notice”) of Tenant’s exercise of such First Renewal Option not later than twenty-four (24) months prior to the expiration date of the Initial Term, (iii) Tenant (or a permitted assign of Tenant made under Section 7.02(h) of the Unit Owners Agreement and in accordance with the terms of this Lease) shall be the Tenant under this Lease, (iv) Tenant occupies at least 300,000 square feet of the Premises (provided that such amount shall be reduced to account for the square footage of any Units purchased and occupied by Tenant or a Tenant Affiliate pursuant to Article 33 of this Lease (but only by up to 100,000 square feet)) and (v) Tenant renews this Lease with respect to at least 300,000 square feet of the Premises (provided that such amount shall be reduced to account for the square footage of any Units purchased by Tenant pursuant to Article 33 of this Lease (but only by up to 100,000 square feet) and that areas of the Premises as to which this Lease is renewed are in full floor segments and do not create any additional non-contiguous floors in a Building), Tenant shall have the option (the “First Renewal Option”) to extend the term of this Lease for one additional five (5) year period (the

“First Renewal Term”), to commence at the expiration of the Initial Term.

(b) Provided that (i) Tenant effectively exercised the First Renewal Option, (ii) on the date Tenant exercises the Second Renewal Option (as hereinafter defined) and at the commencement of the Second Renewal Term (as hereinafter defined) this Lease shall not have been terminated, and no Event of Default shall have occurred and be continuing under this Lease, (iii) Tenant shall have delivered the Exercise Notice of Tenant’s exercise of such Second Renewal Option not later than twenty-four (24) months prior to the expiration date of the First Renewal Term, (iv) Tenant (or a permitted assign of Tenant made under Section 7.02(h) of the Unit Owners Agreement in accordance with the terms of this Lease) shall be the Tenant under this Lease, (v) Tenant occupies at least 150,000 square feet of the Premises at the time the Exercise Notice is given and (vi) Tenant renews the Lease with respect to at least 300,000 square feet of the Premises (provided that such amount shall be reduced to account for the square footage of any Units purchased and occupied by Tenant or a Tenant Affiliate pursuant to Article 33 of this Lease (but only by up to 100,000 square feet) and that areas of the Premises as to which this Lease is renewed are in full floor segments and do not create any new non-contiguous floors), Tenant shall have the option (the “Second Renewal Option”; the First Renewal Option and the Second Renewal Option are each referred to herein as a “Renewal Option”) to extend the term of this Lease for one additional five (5) year period (the “Second Renewal Term”; the First Renewal Term and the Second Renewal Term are each referred to herein as a “Renewal Term”), to commence at the expiration of the First Renewal Term.

(c) For the avoidance of doubt, Tenant acknowledges and agrees that if Tenant assigns this Lease, except pursuant to Section 7.02(h) of the Unit Owners Agreement and in accordance with the terms of this Lease, all unexercised Renewal Options shall be deemed null and void and of no further force or effect.

32.2 To the extent Tenant exercises the First Renewal Option with respect to only a part of the Premises, the Second Renewal Option shall be applicable only to that portion of the Premises leased pursuant to the First Renewal Option (the space as to which Tenant exercises a Renewal Option is called the “Renewal Premises”). Time is of the essence with respect to the giving of the Exercise Notice. Tenant shall specify in the Exercise Notice the space to be included in the Renewal Premises, failing which the Renewal Premises shall be deemed to be the entire then Premises.

32.3 The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Base Rent shall be as determined pursuant to the further provisions of this Article 32, (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work, or render any services to make the Renewal Premises ready for Tenant’s use and occupancy or provide any abatement of Base Rent or Additional Rent, in each case with respect to the Renewal Term, (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Second Renewal Term, (iv) all references in this Lease to the “Premises” shall be deemed to refer to the “Renewal Premises”, and (v) if the Renewal Premises consists of less than all of the then Premises, then any space as to which this Lease is not being renewed shall be delivered to Landlord one day before the first day of the applicable Renewal Term vacant and free of any lien or encumbrance and otherwise in the condition required pursuant to this Lease as if such date were the Expiration Date of this Lease (and the provisions of Article 19 shall apply to any failure by Tenant to do so).

32.4 The annual Base Rent for the Renewal Premises for each Renewal Term shall be the Fair Market Rent agreed to in accordance with the procedures set forth in this Article 32.

32.5 After Tenant exercises any Renewal Option, not earlier than seven (7) months nor later than six (6) months prior to the expiration of the then current Term, Landlord shall notify Tenant of Landlord’s proposed Fair Market Rent for the applicable Renewal Term (“Landlord’s Fair Market Rent Notice”). Late delivery of Landlord’s Fair Market Rent Notice shall not adversely affect either party’s rights. Tenant may, by notice given within thirty (30) days after receipt of Landlord’s Fair Market Rent Notice (a “Dispute Notice”), dispute Landlord’s proposed Fair Market Rent and invoke the following appraisal procedure. If Tenant does not deliver a timely Dispute Notice, Base Rent in the Renewal Term shall be based on Landlord’s Fair Market Rent Notice.

32.6 The parties shall endeavor, for fifteen (15) days after Landlord’s receipt of Tenant’s Dispute Notice, to agree upon Fair Market Rent. If the parties cannot, each of Landlord and Tenant shall select an Appriaser (the “Landlord and Tenant Arbitrators”) to resolve the dispute. The Landlord and Tenant Arbitrators shall then, within ten (10) Business Days, select a third Appraiser that is not a related party of either Landlord or Tenant (the “Third Party Arbitrator” and together with the Landlord and Tenant Arbitrators, the “Arbitrators”). For the purposes of this Lease, the term “Appraiser” shall mean a qualified independent appraiser having not less than five (5) years current experience in New York City appraising properties of a nature and type similar to that of the Premises being appraised and who holds an MAI designation (or successor to such designation) conferred by the American Institute of Real Estate Appraisers (or any successor organization thereto), and who is in good standing as an independent member thereof. If Landlord and Tenant Arbitrators are unable to agree on a Third Party Arbitrator within ten (10) Business Days, then Landlord and Tenant Arbitrators shall each submit their choice of Third Party Arbitrator to binding arbitration with the American Arbitration Association, the cost of which shall be shared equally between Landlord and Tenant. All communications between Landlord or Tenant and the Arbitrators shall be in writing with a copy to the other party. The Arbitrators may set such rules and requirements as they deem appropriate (with any and all disputes between the Arbitrators being settled by a majority vote of the Arbitrators).

32.7 Within fifteen (15) days after selection of the Arbitrators, Landlord and Tenant shall each simultaneously submit to the Arbitrators (with a simultaneous copy to the other party) a written proposal of Fair Market Rent, with any written supporting information the submitter desires to include.

32.8 The Arbitrators shall within thirty (30) days after selection choose either (a) Landlord’s Fair Market Rent; or (b) Tenant’s Fair Market Rent, whichever (“a” or “b”) the Arbitrators believe is or is closer to Fair Market Rent, with any disagreement being resolved by a majority vote of the Arbitrators. The Arbitrators shall have no authority to set any Fair Market Rent except “a” or “b.” The Arbitrators’ determination shall bind the parties in the affected Renewal Term. In no event, however, shall Base Rent in any Renewal Term be less than Base Rent in the last Lease Year before such Renewal Term.

32.9 Until the Arbitrators have selected Landlord’s or Tenant’s Fair Market Rent, Tenant shall pay Base Rent consistent with Landlord’s Fair Market Rent. If the Arbitrators select Tenant’s Fair Market Rent, Landlord shall promptly refund to Tenant any previous excess payments of Base Rent, with interest on such excess at the Prime Rate.

ARTICLE 33

RIGHT OF FIRST OFFER

33.1 If, from time to time, Landlord decides to offer any of the Landlord Demised Units (the “Offered Units” for sale to any third party, Landlord shall first offer by written notice (the “ROFO Offer”) to sell such Units to Tenant or a Tenant Affiliate designated by Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such other material economic and non-economic terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Offered Units to any third party, prior to Landlord’s offering to sell the Offered Units to any such third party; except that the terms and conditions of any such sale to Tenant shall be consistent with the terms and provisions of this Article 33. If Landlord shall make the ROFO Offer, then, whether or not Tenant has accepted the ROFO Offer, Landlord shall have the unilateral right, in Landlord’s sole discretion, to revoke the ROFO Offer if any material Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the ROFO Offer.

33.2 Tenant shall have the right to accept the ROFO Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within twenty (20) days after delivery by Landlord to Tenant of the ROFO Offer. Time shall be of the essence with respect to said twenty (20) day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the ROFO Offer, Tenant and Landlord shall execute documentation between Tenant and Landlord containing the terms of the ROFO Offer and such other reasonable and customary terms and conditions for a transaction of this type and to reflect Tenant’s acceptance of the ROFO Offer and to consummate the ROFO Offer Transaction (the “ROFO Agreement”).

33.3 If Tenant does not accept, or fails to accept, a specific ROFO Offer in accordance with the provisions herein, or if after Tenant accepted such ROFO Offer definitive closing documents are not executed within sixty (60) days (the “Document Period”), then Landlord, provided it has complied with the provisions of Section 33.2 of this Lease, shall be under no further obligation with respect to such ROFO Offer pursuant to the terms contained herein, and except as expressly hereinafter provided below in this Section 33.3, Tenant shall be deemed to have waived and relinquished its right to such specific ROFO Offer and Landlord shall thereafter be entitled to market the Offered Units to others upon the same terms and conditions as were contained in Landlord’s ROFO Offer, subject to the following: (1) if the price (the “Third Party Price”) for which Landlord intends to enter into a binding contract with a third party (a “Third Party Contract”) to sell the Offered Units is less than ninety-five percent (95%) of the ROFO Purchase Price offered to Tenant or contains other terms that are not substantially the same as those contained in the ROFO Offer, or (2) Landlord does not consummate the closing of such Third Party Contract within eight (8) months after the later of (i) the last day that Tenant could have timely accepted such ROFO Offer under Section 33.2 of this Lease, or (ii) if applicable, the last day of the Document Period, then Landlord shall be required to again offer the Offered Units to Tenant, with respect to clause (i) above, at the Third Party Price and under the terms of the Third Party Contract and Tenant shall have twenty (20) days in which to accept the Third Party Price and, if accepted, shall thereafter close in accordance with the terms of the Third Party Contract, or, if applicable, with respect to clause (ii) above, pursuant to a new ROFO Offer in accordance with the terms of this Article 33. Tenant’s right under this Article 33 shall apply to each subsequent decision by Landlord or any successor Landlord to offer any Units for sale.

33.4 Notwithstanding anything to the contrary contained herein, the provisions of this Article 33 shall not apply to or prohibit (i) any mortgaging or other collateral assignment or hypothecation of Landlord’s interest in the Premises or direct or indirect interest in Landlord, (ii) any sale of the Premises pursuant to a private power of sale under or judicial foreclosure of any mortgage to which Landlord’s interest in the Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Premises to a mortgagee or other holder of a security interest therein or their designees by deed in lieu of foreclosure or, with respect to a direct or indirect interest in Landlord, a UCC foreclosure sale, (iv) any transfer of the Premises to any governmental or quasi-governmental agency pursuant to power of condemnation, (v) any Transfer of the beneficial ownership interests in Landlord and (vi) any Transfer to a Landlord Affiliate, in each case under clauses (ii), (iii) and (v) above the Transferee would takes its interest in Landlord Demised Unit(s) subject to this Lease and this Article 33. Notwithstanding the foregoing, Landlord shall not Transfer its ownership interest, in whole or in part, in the Landlord Demised Units during the Term (and if the First Renewal Term is exercised, until October 1, 2022). In addition, any transfer of any or all of the direct or indirect equity interests of Landlord to any entity that is not a Landlord Affiliate shall be subject to the terms of this Article 33 if the primary asset being transferred in such transaction is, or the primary purpose of such transaction is the transfer of, Landlord or GE’s interest in one or more of the Landlord Demised Units. With respect to clauses (i) - (iii) of this Section 33.4, if, during the Term (and if the First Renewal Term is exercised, until October 1, 2022), any loan made by a third party lender and is secured by all or any portion of Landlord’s ownership interest in the Landlord Demised Unit, and such third party lender is any Person other than GE, Landlord shall cause GE to guaranty such third party indebtedness.

33.5 If the Premises (or any Units thereof) is purchased by Tenant pursuant to this Article 33, Landlord shall convey all of its right, title and interest in the Premises (or such applicable Units) free and clear of all Liens other than Permitted Liens, and Landlord shall cause to be removed of record of all Liens other than Permitted Liens, including exceptions and restrictions on, against or relating to the Premises (or such applicable Units) which have been created by, through or under or resulted from the acts or omissions of Landlord or its directors, officers, partners, employees, agents, contractors, lessees, licensees and invitees (and the directors, officers, partners, employees, agents, contractors, lessees, licensees and invitees of Landlord’s Affiliates) after the date of this Lease, unless the same are Permitted Liens or customary utility easements benefiting the Premises or (i) were created or suffered by, or with the written consent of, Tenant or any Permitted Tenant Party or any of their respective directors, officers, partners, employees, agents, contractors, lessees, licensees and invitees or (ii) the Board or as a result of a default by Tenant under this Lease.

33.6 Upon the date fixed for a purchase of the Offered Units pursuant to this Article 33 (or such other date mutually acceptable to Landlord and Tenant but in no event later than the date specified in the Third Party Contract, if applicable (the “ROFO Purchase Date”), Tenant shall pay to Landlord, or to any party to whom Landlord directs payment, the ROFO Purchase Price, (ii) the parties shall execute and deliver to such other instruments as shall be necessary to transfer all of Landlord’s right, title and interest in the fee and reversionary interests in the Offered Units to Tenant or its designee, including, without limitation, documentation to transfer all rights necessary to provide Tenant with the same rights it has under this Lease with respect to the Offered Units as contemplated by the ROFO Agreement (such documentation to include, without limitation, (a) a quitclaim deed for all Special Condominium Facilities servicing the Offered Units, (b) any documentation necessary for any other party under the Condominium Documents regarding satisfaction of any provisions thereof with respect to the purchase of the Offered Units by Tenant, if required, and (c) any documentation as may be required by the IDA in order to preserve Tenant’s IDA benefits after Tenant’s purchase of the Offered Units). If on the ROFO Purchase Date any monetary obligations of Tenant under this Lease remain outstanding with respect to the Offered Units that arose and accrued prior to the ROFO Purchase Date, then Tenant shall pay to Landlord on the ROFO Purchase Date the amount of such monetary obligations. Neither party shall employ a broker with respect to the purchase and sale of the Offered Units. Upon the completion of the purchase of the Offered Units by Tenant or its designee, this Lease and all obligations and liabilities of Tenant and Landlord hereunder shall terminate with respect to the Offered Units, except any obligations of Tenant under this Lease with respect to the Offered Units, actual or contingent, which arise on or prior to the partial termination of this Lease pursuant to this Article 33 or which survive such expiration or termination by their own terms. Any prepaid monetary obligations (including, without limitation, any Base Rent or Additional Rent) paid to Landlord under the terms of this Lease shall be prorated as of the ROFO Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Taxes shall be made upon any such purchase. In addition, if any Profits are being shared by Tenant with Landlord with respect to sublease(s) of the Premises, all or a part of which are for space in the Offered Units, no such Profits shall continue to be shared with Landlord after the ROFO Purchase Date with respect to such applicable portions of the subleases which demise space in the Offered Units so sold.

33.7 If the completion of the purchase by Tenant or its designee pursuant to this Article 33 shall be delayed after the date scheduled for such purchase, Base Rent and Additional Rent shall continue to be due and payable, and all other Tenant obligations under this Lease with respect to the Offered Units complied with, until completion of such purchase.

33.8 The obligations of the parties under this Article 33 are subject to the Condominium Documents.

ARTICLE 34

52nd FLOOR

Notwithstanding any provision of this Lease to the contrary, the following provisions of this Article 34 shall be applicable.

34.1 As of the date hereof, the Premises include the 33,687 square feet located on the 52nd floor of the East Building. It is agreed that by January 31, 2012, Tenant shall surrender and vacate the 52nd floor and deliver it to Landlord, “broom clean” (the date that Tenant so surrenders and vacates, the “Surrender Date”). Tenant shall be obligated to remove all of its personal property from the 52nd floor on or before the Surrender Date, as provided in Section 12.2 hereof. It is also agreed that with respect to all of the equipment, fixtures and furniture relating to the kitchen and dining facilities located on the 52nd floor (collectively, the “Food Facilities”), on the Surrender Date, all of those items shall remain in their then “as-is” condition on the 52nd floor and shall become the property of Landlord. Tenant, on the Surrender Date, shall deliver (and assign where assignable) to Landlord all warranties, manuals and other materials in Tenant’s possession relating to the Food Facilities. Finally, to the extent the use or operation of any of the Food Facilities (as they are currently being used) requires the of any of the Special Condominium Facilities or other facilities under the control of Tenant, Tenant shall permit Landlord to use, maintain, repair and replace same subsequent to the Surrender Date.

34.2 Prior to the Surrender Date, Tenant shall be responsible for all of the obligations that Tenant has with respect to the Premises as are applicable to the 52nd floor, except that Tenant shall not be responsible for any of the obligations set forth in Section 1.4(a) – (e) of this Lease and Landlord shall cause same to be paid; provided, however, any charges for services not included in or in excess of the customary amount (as of the date hereof) of Building Services or other services provided to Tenant pursuant to the Unit Owners Agreement or otherwise, including, without limitation, freight elevator, overtime HVAC, extra security guards, extra cleaning and other ad hoc requests of Tenant shall be paid by Tenant. In addition, prior to the Surrender Date, Landlord and Tenant shall continue to use the dining facilities, meeting facilities and kitchen facilities located on the 52nd floor in the same manner as it is currently using them, in particular, with respect to scheduling and sharing of costs. Notwithstanding the foregoing, prior to the Surrender Date, Landlord shall have no access to the office adjacent to the east side of the dining room, except to the extent it has access to the Premises, in general, in other Sections of this Lease.

34.3 Landlord agrees that it shall, in good faith, have discussions with Tenant to determine a way that Tenant, after it vacates the 52nd floor, can have access to the catering services and/or the kitchen facilities serving the 52nd floor in a manner reasonably acceptable to Landlord, and at Tenant’s expense. In consideration of all of the obligations of Tenant set forth in this Article 34, Landlord shall pay to Tenant the amount of $3,500,000 (the “Moving Expenses”), in order to contribute to Tenant’s construction of replacement kitchen/dining/meeting facilities on another floor within the Premises and the intercompany moves between floors 47, 51 and 52. Not more than one (1) time per week, Landlord shall advance portions of the Moving Expenses as incurred by Tenant in connection with the foregoing within ten (10) days of delivery by Tenant of reasonable receipts or invoices, in amounts not less than $250,000.

34.4 From and after the Surrender Date, (i) the Premises shall no longer include the 52nd floor, and neither Landlord nor Tenant shall have any further rights and obligations hereunder with respect thereto, except for those obligations which arose prior to the Surrender Date, which obligations shall survive such surrender, and (ii) Landlord shall no longer have access to or use of, the UPS system on the fourth (4th) floor of the East Building. On the Surrender Date, Landlord and Tenant shall execute an amendment to this Lease, evidencing the foregoing.

[BALANCE OF PAGE INTENTIONALLY OMITTED.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

Landlord:

NBC TRUST NO 1996A By: Wilmington Trust Company, not in its individual capacity, but solely as Leasing Trustee

By:	/s/ Roseline K. Maney
Name:	Roseline K. Maney
Title:	Vice President

Second Amended and Restated NBC Lease Agreement

Tenant:

NBC UNIVERSAL, INC.

By:	/s/ John W. Elk
Name: John W. Elk
Title: President, NBC Network & Mediaworks

Tenant’s Federal Tax Identification Number: 14-1682529

Second Amended and Restated NBC Lease Agreement